EXHIBIT 10.37

Published CUSIP Number: Deal Cusip - 88654TAQ3

TRANCHE	CUSIP
CORE	88654TAF7
SGD	88654TAG5
MEX PESO	88654TAH3
CAD	88654TAJ9
EURO FRANCE	88654TAK6
SWISS FRANCS	88654TAL4
KOREAN WON	88654TAM2
HKD	88654TAN0
CZECH KORUNA	88654TAP5
FOUR YEAR CREDIT AGREEMENT
Dated as of October 7, 2014
among
TIFFANY & CO.,

THE OTHER BORROWERS PARTY HERETO,
THE BANK OF NEW YORK MELLON,
MIZUHO BANK, LTD. and
JPMORGAN CHASE BANK, N.A.
as Co‑Syndication Agents,

U.S. BANK, NATIONAL ASSOCIATION
as Documentation Agent,

BANK OF AMERICA, N.A.,
as Administrative Agent,
and
The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
THE BANK OF NEW YORK MELLON,
MIZUHO BANK, LTD. and
J.P. MORGAN SECURITIES LLC
as
Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS (continued)

ii
Tiffany Four Year Credit Agreement

TABLE OF CONTENTS (continued)

iii
Tiffany Four Year Credit Agreement

SCHEDULES

1.01	List of Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.05	Litigation
7.01	List of Existing Indebtedness
7.02	List of Existing Liens
11.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS

Form of
A-1	Committed Loan Notice
A-2	Individual Currency Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	[Reserved]
G	Subsidiary Guaranty
H	Designated Borrower Request and Assumption Agreement
I	Designated Borrower Notice
J	U.S. Tax Compliance Certificates

CREDIT AGREEMENT
This FOUR YEAR CREDIT AGREEMENT (“Agreement”) is entered into as of October 7, 2014 among TIFFANY & CO., a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each, a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.
The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Accountants” means PricewaterhouseCoopers LLP, or such other firm of independent certified public accountants of recognized national standing as shall be selected by the Company.
“Additional Commitment Lender” has the meaning specified in Section 2.15(d).
“Adjusted Debt” means, as of any date, the sum of (i) all Indebtedness of the Company and its Subsidiaries on a Consolidated basis on such date and (ii) Rent Expense for the four consecutive fiscal quarter period ended immediately prior to such date or then ending in respect of which financial statements have been delivered pursuant to Section 6.07(a) or (b) multiplied by six (6).
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.06.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E‑2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).
“Aggregate Commitments” means at any time, the sum of the Aggregate Core Currency Commitments and the Aggregate Individual Currency Commitments at such time. The initial amount of the Aggregate Commitments on the date hereof is $375,000,000.
“Aggregate Core Currency Commitments” means at any time, the sum of all Core Currency Commitments at such time. The initial amount of the Aggregate Core Currency Commitments on the date hereof is $278,500,000.
“Aggregate Individual Currency Commitments” means, at any time, the sum of all Individual Currency Commitments at such time. The initial amount of the Aggregate Individual Currency Commitments on the date hereof is $96,500,000.
“Agreement” means this Credit Agreement.
“Alternative Currency” means any Core Currency (other than Dollars) or Non-Core Currency.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.18. If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.07(c):

Applicable Rate
Pricing Level	Leverage Ratio	Facility Fee	Eurocurrency Rate + Letters of Credit	Base Rate +
1	≤1.00:1	0.080%	0.670%	0.000%
2	>1.00:1 but ≤1.50:1	0.100%	0.900%	0.000%
3	>1.50:1 but ≤2.00:1	0.125%	1.000%	0.000%
4	>2.00:1 but ≤2.50:1	0.150%	1.100%	0.100%
5	>2.50:1 but ≤3.00:1	0.200%	1.300%	0.300%
6	>3.00:1	0.250%	1.500%	0.500%

Initially, the Applicable Rate shall be determined based upon the Leverage Ratio set forth in the certificate delivered pursuant to Section 4.01(a)(viii). Thereafter, any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.07(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, 11:00 a.m. (local time in the place of settlement for such Alternative Currency) or such other time as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, and notified by the Administrative Agent or such L/C Issuer to the Company in writing, at least five Business Days in advance of the effectiveness of such new Applicable Time, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Applicant Borrower” has the meaning specified in Section 2.14.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arbitration Award” means the award, dated December 20, 2013, in the arbitration in the matter between The Swatch Group Ltd. and Tiffany Watch Co. Ltd, as claimants, and Tiffany, Tiffany (NJ) Inc. and the Company, as respondents, under the Arbitration Rules of the Netherlands Arbitration Institute.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of New York Mellon, Mizuho Bank Ltd. and J.P. Morgan Securities LLC in their capacities as joint lead arrangers and joint bookrunners.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) reasonably satisfactory to the Administrative Agent.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.07.
“Borrowing” means a Committed Borrowing, an Individual Currency Borrowing or a Swing Line Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;
(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Insolvency Law” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement or compromise of, or stay of proceedings to enforce, some or all of the debts of the corporation.
“Canadian Statutory Lien” means an inchoate or statutory Lien arising by operation of Canadian law with respect to obligations that are not due or delinquent and that are not registered against title to any assets of any Person.
“Canadian Subsidiary” means Tiffany Canada and any other Subsidiary of the Company that is organized, established or incorporated under the laws of Canada or any province or territory thereof.
“Cash Collateralize” means to deposit in a controlled account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuers shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means cash and cash equivalents that comply with the applicable investment policy approved by the board of directors of the Company, as amended from time to time.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect) is or shall become the “beneficial owner” (as defined in Rule 13(d)‑3 thereunder), directly or indirectly, of more than 50%, on a fully diluted basis, of the voting and economic interests of the Company or (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, as to each Lender, the sum of its Core Currency Commitment and its Individual Currency Commitments.
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a).
“Committed Loan” has the meaning specified in Section 2.01(a).
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Core Currency Loans, pursuant to Section 2.02(a), shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means the Company Guaranty made by the Company in favor of the Guaranteed Parties in Article X.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consignment/Leasing Indebtedness” means Indebtedness incurred in the ordinary course of business of the Company or any Subsidiary to any Person resulting from the supplying by such Person to the Company or such Subsidiary with precious metals, precious gems, jewelry or Manufacturing Components on a consignment or leased basis, which Indebtedness, if secured, is secured by a Lien only on such property.
“Consignment Liens” means Liens incurred in the ordinary course of business not securing Indebtedness in favor of Persons supplying the Company or any Subsidiary with precious metals, precious gems, jewelry or Manufacturing Components on a consignment basis, provided that such Liens cover only the following Property of the Company or such Subsidiary which shall have been supplied by such Persons:
(i)    gold and silver bullion, gold and silver granule and other gold, silver, platinum or precious metals and precious gems, jewelry or Manufacturing Components in whatever form including all substitutions, replacements and products in which any gold, silver, platinum or precious metals and precious gems, jewelry or Manufacturing Components are incorporated or into which gold, silver, platinum or precious metals and precious gems, jewelry or Manufacturing Components are processed or converted, whether now or hereafter owned or acquired by the Company or such Subsidiary or in which the Company or such Subsidiary now or hereafter acquires an interest, and all proceeds and products of and accessions to the foregoing, and
(ii)    all inventory now or hereafter owned by the Company or such Subsidiary or in which the Company or such Subsidiary now or hereafter acquires an interest, including all merchandise, returned and repossessed goods, raw materials, goods in process, finished goods and proceeds therefor, and all accounts of the Company or such Subsidiary including all accounts receivable, notes, drafts, acceptances and other forms of obligations and receivables now owned or hereafter arising from such inventory sold or otherwise disposed of by the Company or such Subsidiary and proceeds thereof and all contract rights and proceeds of the foregoing.
“Consolidated” means the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
“Consolidated Net Worth” means, as of any date, (a) total stockholders’ equity of the Company and its subsidiaries on a Consolidated basis on such date as determined in accordance with GAAP, plus (if negative) and minus (if positive) (b) accumulated other comprehensive loss (gain), net of tax, plus (c) the cumulative amount for the period commencing on February 1, 2014 and ending on such date (or, if such date is not a fiscal quarter end date, the immediately preceding fiscal quarter end date) of non‑recurring non‑cash charges and expenses added back to EBIT, net of taxes, minus (d) the difference (if positive) between non‑cash gains and non‑cash losses for the period commencing on February 1, 2014 and ending on such date (or, if such date is not a fiscal quarter end date, the immediately preceding fiscal quarter end date), net of taxes.
“Contingent Obligation” means, as to any Person (the “secondary obligor”), any obligation of such secondary obligor (a) guaranteeing or in effect guaranteeing any return on any investment made by another Person, or (b) guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such secondary obligor, whether contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof, and (v) in respect of the Indebtedness of any partnership in which such secondary obligor is a general partner, except to the extent that such Indebtedness of such partnership is nonrecourse to such secondary obligor and its separate Property; provided that the term “Contingent Obligation” shall not include (i) the indorsement of instruments for deposit or collection in the ordinary course of business and (ii) guaranties by the Company or any Subsidiary of the Company of the primary obligations of any other Subsidiary of the Company incurred in the ordinary course of business of such other Subsidiary; and provided, further, that the amount of any such Contingent Obligation shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of such primary obligation and (b) the maximum amount for which such secondary obligor may be liable pursuant to the terms of the agreement embodying such Contingent Obligation unless such primary obligation and the maximum amount for which such secondary obligor may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such secondary obligor’s maximum reasonably anticipated liability in respect thereof as determined by such secondary obligor in good faith.
“Continuing Directors” means the directors of the Company on the Closing Date and each other director, if such director’s nomination for election, election or appointment to the board of directors of the Company is recommended or proposed by a majority of the then Continuing Directors (either by a specific vote or by approval of a proxy statement in which such director was named as a nominee for election as a director, without objection to such nomination).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Core Currencies” means Dollars, Euros, Yen and Sterling, together with each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Core Currency Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Core Currency Commitments represented by such Lender’s Core Currency Commitment at such time, subject to adjustment as provided in Section 2.18. If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Core Currency Applicable Percentage of each Lender shall be determined based on the Core Currency Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Core Currency Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Core Currency Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Core Currency Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Currency” means any Core Currency or Non-Core Currency.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, Canadian Insolvency Laws and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless (x) such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (y) such Lender’s performance is barred under the circumstances described in Section 3.02(b), or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless (x) such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied or (y) such Lender’s performance is barred under the circumstances described in Section 3.02(b)), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, each L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
“Designated Borrower” has the meaning specified in the introductory paragraph hereto.
“Designated Borrower Notice” has the meaning specified in Section 2.14.
“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“EBIT” means, for any four fiscal quarter period of the Company (the “calculation period”), (a) the net earnings of the Company and its Subsidiaries on a Consolidated basis for such calculation period as determined in accordance with GAAP, plus (b) to the extent deducted in the calculation of such net earnings for such calculation period, the sum, without duplication, of the following: (i) Interest Expense and financing costs, (ii) provision for income taxes, (iii) extraordinary or nonrecurring noncash charges and expenses, (including any impairment charges or write-offs or write-downs with respect to goodwill or other intangible assets and including any noncash restructuring charges), (iv) extraordinary or nonrecurring cash charges and expenses in an aggregate amount not exceeding $50,000,000 after the date of this Agreement, and (v) any negative impact on net earnings of the Arbitration Award (including all amounts required to be paid by Tiffany under the Arbitration Award), in an aggregate amount not exceeding $500,000,000, minus (c) to the extent included in the calculation of such net earnings for such calculation period, nonrecurring non cash gains and any positive impact on net earnings of the Arbitration Award (including recovery of any amounts required to be paid thereunder), in an aggregate amount not exceeding $500,000,000 (or, if less, the aggregate amount added back in any prior period, without duplication, pursuant to clause (b)(v) above).
“EBITDAR” means, for any four fiscal quarter period of the Company (the “calculation period”), (a) the net earnings of the Company and its Subsidiaries on a Consolidated basis for such calculation period as determined in accordance with GAAP, plus (b) to the extent deducted in the calculation of such net earnings for such calculation period, the sum, without duplication, of the following: (i) Interest Expense and financing costs, (ii) provision for income taxes, (iii) depreciation, (iv) amortization, (v) Rent Expense, (vi) extraordinary or nonrecurring noncash charges and expenses, (including any impairment charges or write-offs or write-downs with respect to goodwill or other intangible assets and including any noncash restructuring charges), (vii) extraordinary or nonrecurring cash charges and expenses in an aggregate amount not exceeding $50,000,000 after the date of this Agreement, and (viii) any negative impact on net earnings of the Arbitration Award (including all amounts required to be paid by Tiffany under the Arbitration Award), in an aggregate amount not exceeding $500,000,000, minus (c) to the extent included in the calculation of such net earnings for such calculation period, nonrecurring non cash gains and any positive impact on net earnings of the Arbitration Award (including recovery of any amounts required to be paid thereunder), in an aggregate amount not exceeding $500,000,000 (or, if less, the aggregate amount added back in any prior period, without duplication, pursuant to clause (b)(viii) above).
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means, as to any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower or any of their respective Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 303 of ERISA and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (ii) the failure to meet minimum required contributions under Section 430 of the Code or Section 303 of ERISA for any plan year; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by any Borrower or any of their respective Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by any Borrower or any of their respective Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by any Borrower or any of their respective Subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; or (vii) the receipt by any Borrower or any of their respective Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any of their respective Subsidiaries or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Euro” and “€” mean the single currency of the Participating Member States.
“Eurocurrency Rate” means the higher of zero and:
(a)    With respect to any Credit Extension (other than an Individual Currency Loan):

(i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, (i) on the date which is two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (other than Sterling) (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (ii) on the date of the commencement of such Interest Period, for deposits in Sterling (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(ii) with respect to a Credit Extension denominated in any Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06(a); and
(b)    for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Eurocurrency Rate Core Currency Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Core Currency Loans may be denominated in any Core Currency.
“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate” or an Individual Currency Loan. Eurocurrency Rate Loans may be denominated in a Core Currency or in a Non-Core Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, capital Taxes imposed by Canada or any political subdivision thereof and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) (ii), in respect of any payment by or on behalf of a French Borrower, required to be paid because a payment is either made to an account opened with a financial institution situated in a Non Cooperative Jurisdiction or is not treated as a deductible charge or expense for French tax purposes for the relevant French Borrower by reason of that amount being paid or accrued to a Lender incorporated, domiciled, established or acting through an office situated in a Non Cooperative Jurisdiction or paid to an account opened with a financial institution situated in a Non Cooperative Jurisdiction, or (iii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. or Canadian federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Sections 2.08(e), 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Sections 2.08(e)(v) or 3.01(e), (d) any U.S. federal withholding Taxes imposed pursuant to FATCA, and (e) any Taxes in respect of payments by or on behalf of Tiffany Canada to a Recipient (A) with which Tiffany Canada does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment or (B) that is a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Tiffany Canada at the time of payment or does not deal at arm's length (for the purposes of the Income Tax Act (Canada)) with a “specified shareholder” of Tiffany Canada at the time of payment.
“Existing Credit Agreements” means that certain Three Year Credit Agreement and that certain Five Year Credit Agreement, each dated as of December 21, 2011 and among the Company, Tiffany, Tiffany International and Tiffany Japan, as borrowers, The Bank of New York Mellon, as administrative agent, and a syndicate of lenders, as amended, supplemented or otherwise modified to date.
“Existing Letters of Credit” means the letters of credit listed on Schedule 1.01, as they may be renewed, amended, modified or replaced from time to time in accordance with the terms of this Agreement.
“Existing Maturity Date” has the meaning specified in Section 2.15(a).
“Extending Lender” has the meaning specified in Section 2.15(e).
“Facility Fee” has the meaning specified in Section 2.09(a).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreements between a non-U.S. jurisdiction and the United States with respect thereto; any law, regulations, or other official guidance enacted in a non-U.S. jurisdiction relating to an intergovernmental agreement related thereto, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means each of the letter agreements, dated September 5, 2014, among (i) the Company, Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (ii) the Company and each other Arranger.
“Financial Statements” has the meaning specified in Section 5.04.
“Five Year Credit Agreement” means the Five Year Credit Agreement, dated as of the date hereof, among the Company, the other Borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended, supplemented, replaced, refinanced or otherwise modified from time to time.
“Five Year Loan Documents” means the Loan Documents (as defined in the Five Year Credit Agreement), as amended, supplemented, replaced, refinanced or otherwise modified from time to time.
“Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a)(i) EBIT for the four consecutive fiscal quarter period ended immediately prior to such date or then ending in respect of which financial statements have been delivered pursuant to Section 6.07(a) or (b), plus (ii) Rent Expense for such period, to (b)(i) Rent Expense for such period plus (ii) Interest Expense for such period.
“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction. For purposes of this definition, Canada and each province and territory thereof shall be deemed to constitute a single jurisdiction
“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside of the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside of the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code; provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “Foreign Pension Plan”.
“French Borrower” means a Borrower organized under the laws of France.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Core Currency Applicable Percentage of the Outstanding Amount of all outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Core Currency Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination. If at any time after the Closing Date any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Required Lenders or the Company shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under the Loan Documents or as reasonably requested thereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
“Governmental Authority” means any foreign, federal, state, provincial, territorial, municipal or other government, or any department, commission, board, bureau, agency, public authority, instrumentality or other political subdivision thereof, any central bank, or any court or arbitrator.
“Guarantee Obligations” has the meaning specified in Section 10.01.
“Guaranteed Parties” has the meaning specified in Section 10.01.
“Guarantors” means collectively, the Company and each Subsidiary Guarantor; each a “Guarantor”.

“Guaranty” means the guarantee of the Obligations of the Designated Borrowers made by the Company in favor of the Guaranteed Parties under Article X.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Honor Date” has the meaning specified in Section 2.03(c).
“Impacted Loans” has the meaning specified in Section 3.03.
“Increase Effective Date” has the meaning specified in Section 2.16(d).
“Indebtedness” means, as to any Person, at a particular time, all items of such Person which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of Property (other than (i) accounts payable and accrued expenses incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Company or any Subsidiary and (iii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment, earnout or deferred payment obligation has become fixed and is not promptly paid when due), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or other title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) liabilities described in any other clause of this definition which are secured by any Lien on any Property owned by such Person even though such Person shall not have assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like nonconsensual Liens arising in the ordinary course of business), (f) that portion of any obligation of such Person, as lessee, which in accordance with GAAP is required to be capitalized on the balance sheet of such Person, and (g) Contingent Obligations of such Person of Indebtedness of others.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.
“Indemnitees” has the meaning specified in Section 11.04(b).
“Individual Currency Borrowing” means a borrowing consisting of simultaneous Individual Currency Loans in the same currency made by each of the applicable Lenders pursuant to Section 2.01(b).
“Individual Currency Commitment” means, as to each Lender and any Non-Core Currency, its obligation to make Individual Currency Loans to the Borrowers in such Non-Core

Currency pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Individual Currency Commitment” in respect of such Non-Core Currency (determined on the basis of the Dollar Equivalent for such Non-Core Currency) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Individual Currency Loan” has the meaning specified in Section 2.01(b).
“Individual Currency Loan Notice” means a notice of an Individual Currency Borrowing, pursuant to Section 2.02(c) substantially in the form of Exhibit A-2 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Individual Currency Rate” means, with respect to each day during each Interest Period applicable to any Individual Currency Loan, a rate of interest per annum (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%) equal to the higher of zero and:
(A)    with respect to Canadian Dollars, (i) the rate per annum determined by reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (“CDOR”) “”(or such other commercially available source providing quotations of CDOR as may be designated by the applicable Lender making such Individual Currency Loan from time to time) at approximately 10:00 a.m. (Toronto time) on the date of the commencement of such Interest Period, for Canadian Dollar banker’s acceptances (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the applicable Lender to be the rate at which Canadian Dollar banker’s acceptances having a term for delivery on the first day of such Interest Period in the approximate amount of such Individual Currency Loan being made by such applicable Lender and with a term equivalent to such Interest Period would be accepted by such applicable Lender’s Toronto Branch (or other branch or Affiliate of such Lender or, if not applicable, the Administrative Agent’s Toronto Branch) at approximately 10:00 a.m. (Toronto time) on the date of the commencement of such Interest Period, in each case such rate to be determined and calculated in accordance with normal market practice as determined by the applicable Lender (which may include through consultation with one or more reference banks selected by such Lender, which may include the Administrative Agent);
(B)    with respect to Euros (France) and Swiss Francs, the applicable rate that appears on the applicable Bloomberg screen page (or on any successor or substitute page of Bloomberg, or any successor to or substitute for Bloomberg providing rate quotations comparable to those currently provided on such page of Bloomberg, as determined from time to time by the applicable Lender making such Individual Currency Loan for purposes of providing quotations of interest rates applicable to deposits in such Non‑Core Currency in the London interbank market) for deposits of such Non-Core Currency with a maturity comparable to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period;
(C)    with respect to Hong Kong Dollars, the rate that appears on the applicable Bloomberg screen page under HKABHIBOR (or on any successor or substitute page for HKABHIBOR on the Bloomberg screen, or any successor to or substitute for Bloomberg providing rate quotations comparable to those currently provided on such page of Bloomberg, as determined from time to time by the applicable Lender making such Individual Currency Loan for purposes of providing quotations of interest rates applicable to deposits in Hong Kong Dollars in the Hong Kong interbank market) for deposits of Hong Kong Dollars with a maturity comparable to such Interest Period, determined as of approximately 11:00 a.m. (Hong Kong time) on the date which is two Business Days prior to the commencement of such Interest Period;
(D)    with respect to Korean Won, the rate that appears on the applicable Bloomberg screen page under KORIBOR (or on any successor or substitute for KORIBOR on the Bloomberg screen page, or any successor to or substitute for Bloomberg providing rate quotations comparable to those currently provided on such page of Bloomberg, as determined from time to time by the applicable Lender making such Individual Currency Loan for purposes of providing quotations of interest rates applicable to deposits in Korean Won in the South Korean interbank market) for deposits of Korean Won with a maturity comparable to such Interest Period, determined as of approximately 11:00 a.m. (Seoul time) on the date of the commencement of such Interest Period, or if such rate is not available at such time for any reason, the rate per annum determined by the applicable Lender to be the rate at which deposits in Korean Won for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Individual Currency Loan being made by such applicable Lender and with a term equivalent to such Interest Period would be offered by such applicable Lender’s South Korean branch to major banks in the South Korean interbank market at their request at approximately 11:00 a.m. (Seoul time) on the date of the commencement of such Interest Period;
(E)    with respect to Singapore Dollars, the rate that appears on page PYOS of the applicable Bloomberg screen page (Singapore) (or on any successor or substitute page of Bloomberg, or any successor to or substitute for Bloomberg providing rate quotations comparable to those currently provided on such page of Bloomberg, as determined from time to time by the applicable Lender making such Individual Currency Loan for purposes of providing quotations of interest rates applicable to deposits in Singapore Dollars in the Singapore interbank market) for deposits of Singapore Dollars with a maturity comparable to such Interest Period, determined as of approximately 11:00 a.m. (Singapore time), on the date which is two Business Days prior to the commencement of such Interest Period;

(F)    if such rate does not appear on such applicable page or screen of Bloomberg (or on any such successor or substitute page or screen, or any successor to or substitute for Bloomberg), the rate per annum at which deposits in the applicable Non-Core Currency (other than Canadian Dollars) in an amount comparable to the principal amount of such Individual Currency Loan of the applicable Lender, and for a maturity comparable to such Interest Period, are offered by such applicable Lender in the office of such Lender located in the country of issuance of such Non-Core Currency or the office of such Lender located in such other principal financial center, in each case as such Lender shall designate for such purpose, in immediately available funds in the applicable interbank market as of approximately 11:00 a.m. (or such other local time in the applicable location as the applicable Lender shall determine to be appropriate for such purpose), (x) on the date which is two Business Days (or such other date as the applicable Lender shall determine to be appropriate for such purpose) prior to the commencement of such Interest Period, in the case of Euros (France), Singapore Dollars or Swiss Francs, or (y) on the date of the commencement of such Interest Period, in the case of Hong Kong Dollars or Korean Won;
provided that the Individual Currency Rate with respect to Czech Koruna shall be:
With respect to each day during each Interest Period applicable to any Individual Currency Loan in Czech Koruna, a rate of interest per annum equal to the Czech Koruna Cost of Funds Rate. For purposes hereof, the “Czech Koruna Cost of Funds Rate” means, with respect to an Individual Currency Loan in Czech Koruna, for the relevant Interest Period, a rate per annum equal to Santander Bank, N.A.’s cost of funds, as determined by Santander Bank, N.A. in its sole and absolute discretion, with respect to such Individual Currency Loan for such Interest Period as last quoted to the Company (on behalf of the applicable Borrower) no later than 9:30 a.m. New York time three Business Days prior to the disbursement or renewal of such Individual Currency Loan in Czech Koruna;
provided that the Individual Currency Rate with respect to Mexican Pesos shall be:
With respect to each day during each Interest Period applicable to any Individual Currency Loan in Mexican Pesos, a rate of interest per annum equal to the Mexican Peso Negotiated Rate. For purposes hereof, the “Mexican Peso Negotiated Rate” means, with respect to an Individual Currency Loan in Mexican Pesos, for the relevant Interest Period, a rate per annum established by JPMorgan Chase Bank, N.A. in its sole and absolute discretion, as last quoted to the Company (on behalf of the applicable Borrower) no later than 2:00 p.m. Chicago, Illinois, local time two (2) Business Days prior to the disbursement or renewal of such Individual Currency Loan in Mexican Pesos;
provided that the Individual Currency Rate with respect to Russian Rubles shall be:
With respect to each day during each Interest Period applicable to any Individual Currency Loan in Russian Rubles, a rate of interest per annum equal to the Russian Ruble Negotiated Rate. For purposes hereof, the “Russian Ruble Negotiated Rate” means, with respect to an Individual Currency Loan in Russian Rubles, for the relevant Interest

Period, a rate per annum established by the applicable Lender in its sole and absolute discretion, as last quoted to the Company (on behalf of the applicable Borrower) no later than 9:30 a.m. New York time three Business Days prior to the disbursement or renewal of such Individual Currency Loan in Russian Rubles;
provided that in the event that a new Non-Core Currency has been added pursuant to Section 2.06(b), the Individual Currency Rate with respect to such new Non-Core Currency shall be as set forth in the supplement to this Agreement executed and delivered pursuant thereto; and
provided further that, in the event that the applicable Lender has made any determination pursuant to Section 3.03(a) in respect of any Individual Currency Loan, the Individual Currency Rate determined pursuant to clause (a) of this definition shall instead be the rate based on the all‑in cost of funds of the applicable Lender (as determined by such Lender) to fund such Individual Currency Loan with a maturity comparable to such Interest Period.
“Information” has the meaning specified in Section 11.07.
“Intellectual Property” means all copyrights, trademarks, service marks, patents, and trade names.
“Intercompany Debt” means (i) Indebtedness of the Company to one or more of the Subsidiaries of the Company and (ii) Indebtedness of one or more of the Subsidiaries of the Company to the Company or any one or more of the other Subsidiaries of the Company.
“Intercompany Lien” means a Lien granted by the Company or any of its Subsidiaries to the Company or any of its other Subsidiaries.
“Interest Expense” means, for any period, the interest expense of the Company and its Subsidiaries on a Consolidated basis as determined in accordance with GAAP in respect of such period.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Company in its Committed Loan Notice or Individual Currency Loan Notice, as applicable; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Company (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“Judgment Currency” has the meaning specified in Section 11.19.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Core Currency Applicable Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Commitment” means (i) the commitment of each L/C Issuer to issue Letters of Credit in an aggregate amount at any one time outstanding not to exceed the Dollar amount set forth opposite such L/C Issuer’s name on Schedule 2.01 under the heading “L/C Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement provided that the L/C Obligations shall not exceed the Letter of Credit Sublimit (determined on the basis of the Dollar Equivalent for each outstanding Letter of Credit denominated in an Alternative Currency), and (ii) the commitment of the Lenders in respect of the L/C Obligations as set forth in Section 2.03(c).
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America or any Lender so long as such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an L/C Issuer and notifies the Administrative Agent of the amount of its L/C Commitment and its Lending Office (which information shall be recorded by the Administrative Agent in the Register) each in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn (determined on the basis of the Dollar Equivalent for each outstanding Letter of Credit denominated in an Alternative Currency) under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (after giving effect to any Loans made on such date to pay any such L/C Advance and determined on the basis of the Dollar Equivalent for each such L/C Advance in respect of an outstanding Letter of Credit denominated in an Alternative Currency), including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is one Business Day prior to the Maturity Date then in effect.
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Core Currency Commitments.
“Leverage Ratio” means, as of any date, the ratio of (a) Adjusted Debt on such date to (b) EBITDAR for the four consecutive fiscal quarter period ended immediately prior to such date or then ending in respect of which financial statements have been delivered pursuant to Section 6.07(a) or (b).
“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.
“LIBOR Quoted Currency” means each of the following currencies: Dollars; Euro; Sterling; Yen; and Swiss Franc; in each case as long as there is a published LIBOR rate with respect thereto.
“Lien” means any mortgage, pledge, assignment, lien, charge, encumbrance or security interest of any kind, or the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan, an Individual Currency Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, the Subsidiary Guaranty, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 and each Fee Letter.
“Loan Parties” means, collectively, the Company, each Subsidiary Guarantor and each Designated Borrower.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Manufacturing Components” means goods and materials used in the internal or external manufacturing of the inventory of the Company and its Subsidiaries.
“Margin Stock” means any “margin stock”, as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.
“Material Adverse” means, with respect to any change or effect, a material adverse change in, or effect on, as the case may be, (i) the financial condition, results of operations, business or Property of the Company and its Subsidiaries taken as a whole, (ii) the ability of (x) the Borrowers, taken as a whole, (y) the Company or (z) any Guarantor to perform their or its obligations under any Loan Document, or (iii) the ability of the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender to enforce any Loan Document or exercise any remedies thereunder.
“Material Subsidiary” means each Subsidiary of the Company that is a Loan Party or that is a “significant subsidiary” of the Company, as the term “significant subsidiary” is defined in Regulation S-X promulgated by the Securities and Exchange Commission.
“Maturity Date” means the later of (a) October 7, 2018 and (b) if maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section;

provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 11.09.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.17(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non‑Cooperative Jurisdiction” means a “non‑cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238‑0 A of the French tax code (Code général des impôts), as such list may be amended from time to time.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.
“Non‑Core Currencies” means Canadian Dollars, Czech Koruna, Euros (France), Hong Kong Dollars, Korean Won, Mexican Pesos, Russian Rubles, Singapore Dollars, Swiss Francs and each other additional currency added pursuant to Section 2.06, and each lawful currency successor thereto, in each case constituting freely transferable lawful money of the country of issuance and in the case of each such currency is readily transferable and convertible into Dollars in the London interbank market, provided that Russian Rubles and each such other currency as shall be satisfactory to both the Administrative Agent and each applicable Lender that shall have agreed to provide an Individual Currency Commitment in such other currency shall not be required to be readily transferable and convertible into Dollars in the London interbank market.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning specified in Section 2.15(b).
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.
“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.

“Notice Date” has the meaning specified in Section 2.15(b).
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts and (iv) with respect to Individual Currency Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Individual Currency Loans occurring on such date.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning specified in Section 11.06(d).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Participant Register” has the meaning specified in Section 11.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Borrower” means:
(a)    With respect to any Loan in the following Core Currencies (in each case, for each Person listed below other than the Company, on and after the date such Person is a Designated Borrower):
(i)    Dollars: the Company or Tiffany & Co. Overseas Finance B.V.,
(ii)    Euros: the Company, Tiffany & Co. Overseas Finance B.V. or Tiffany & Co. Luxembourg S.a.r.l.,
(iii)    Japanese Yen: the Company or Tiffany & Co. Overseas Finance B.V., and
(iv)    Sterling: the Company, Tiffany & Co. Overseas Finance B.V., Tiffany & Co. Limited, a United Kingdom corporation and a wholly‑owned Subsidiary of the Company, or Tiffany & Co. (UK) Holdings Limited, a United Kingdom corporation and a wholly‑owned Subsidiary of the Company.
(b)    With respect to any Loan in the following Non‑Core Currencies (in each case, for each Person listed below, on and after the date such Person is a Designated Borrower):
(i)    Canadian Dollars: the Company, Tiffany & Co. Overseas Finance B.V. or Tiffany Canada,
(ii)    Czech Koruna: the Company, Tiffany & Co. Overseas Finance B.V. or Tiffany & Co. (CR) s.r.o.,
(iii)    Euros (France): the Company, Tiffany & Co. Overseas Finance B.V. or Tiffany France,

(iv)    Hong Kong Dollars: the Company, Tiffany & Co. Overseas Finance B.V. or Tiffany & Co. of New York Limited, a Hong Kong corporation and a wholly‑owned Subsidiary of the Company,
(v)    Korean Won: Tiffany Korea Ltd., a Republic of Korea corporation and a wholly‑owned Subsidiary of the Company,
(vi)    Mexican Pesos: the Company, Tiffany & Co. Overseas Finance B.V. or Tiffany & Co. Mexico, S.A. de C.V., a Mexican corporation and a wholly-owned Subsidiary of the Company,
(vii)    Russian Rubles: the Company, Tiffany & Co. Overseas Finance B.V. or Tiffany Russia Limited Liability Company, a limited liability company formed under the laws of the Russian Federation, and a Subsidiary of the Company,
(viii)    Singapore Dollars: the Company, Tiffany & Co. Overseas Finance B.V. or Tiffany & Co. PTE. Ltd., a Singapore corporation and a wholly‑owned Subsidiary of the Company, and
(ix)    Swiss Francs: the Company, Tiffany & Co. Overseas Finance B.V. or Tiffany Switzerland Watch Company Sagl, a limited liability company with registered seat in Chiasso, Switzerland.
The Company may, from time to time, upon no less than five Business Days’ advance written notice to the Administrative Agent, designate additional Permitted Borrowers (provided that together with such notice the Company shall deliver an opinion of foreign local counsel to each such Permitted Borrower in all respects reasonably satisfactory to the Administrative Agent and provided further that each addition of a Permitted Borrower in respect of a Non-Core Currency shall be approved by each Lender having an applicable Individual Currency Commitment (each such approval not to be unreasonably withheld, conditioned or delayed)) or remove Permitted Borrowers with respect to any currency (provided that there are no outstanding Loans payable by such Permitted Borrower, or other amounts payable by such Permitted Borrower on account of any Loans made to it, as of the effective date of such removal).
“Permitted Guaranteed Indebtedness” has the meaning specified in Section 9.10(a).
“Permitted Refinancing Indebtedness” means any Indebtedness (a) issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of such Indebtedness ((a) and (b) above, collectively, a “Permitted Refinancing”), any other Indebtedness in a principal amount not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Permitted Refinancing) the principal amount of the Indebtedness so refinanced (plus the amount of accrued interest and premium, if any, paid in connection therewith).
“Person” means any individual, firm, partnership, joint venture, corporation, association, business enterprise, limited liability company, joint stock company, unincorporated association,

trust, Governmental Authority or any other entity, whether acting in an individual capacity, and for the purpose of the definition of “ERISA Affiliate”, a trade or business.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower, any of their respective Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning specified in Section 6.07.
“Property” means, in respect of any Person, all types of real, personal, tangible, intangible or mixed property and all types of tangible or intangible property owned or leased by such Person.
“Proportionate Share” means, as to any Subsidiary that is a Borrower (a) if such cost, expense or other amount is directly attributable to the Loans made to such Borrower or any action taken or omitted to be taken by such Borrower, 100% of such amount and (b) if such cost, expense or other amount is not directly attributable to one or more specific Borrowers, such amount multiplied by (i) if Loans are outstanding, the percentage equivalent of a fraction the numerator of which is the principal amount of Loans outstanding to such Subsidiary and the denominator of which is the aggregate amount of Loans outstanding to all Borrowers and (ii) if no Loans are outstanding, the percentage equivalent of a fraction the numerator of which is one and the denominator of which is the number of Borrowers.
“Protesting Lender” has the meaning specified in Section 2.14(b).
“Public Lender” has the meaning specified in Section 6.07.
“Purchase Money Indebtedness” means Indebtedness incurred concurrently with or within 120 days after the acquisition of fixed assets (or any improvements thereon) or the substantial completion of the construction thereof, or to fund the making of milestone or progress payments in connection thereof, by the Company or any Subsidiary after the Closing Date, which Indebtedness may be secured by a Purchase Money Lien on such property or in rights related thereto.
“Purchase Money Liens” means Liens on fixed assets (or any improvement thereon) or in rights relating thereto, in each case, acquired or constructed by the Company or any Subsidiary after the Closing Date to secure Indebtedness of the Company or such Subsidiary incurred in connection with such acquisition or construction, or any Permitted Refinancing Indebtedness thereof, provided that:
(i)    no such Lien shall extend to or cover any property other than the property being acquired or constructed (and improvements thereon and accessions thereto),
(ii)    the amount of Indebtedness secured by any such Lien shall not exceed the cost to the Company or such Subsidiary of the property (or improvement thereon) being acquired or constructed, and

(iii)    such Lien shall be created prior to, concurrently with or within 120 days after such acquisition or the substantial completion of such construction;
and any renewal, replacement or extension of such Lien that does not materially increase the scope of the assets covered thereby.
“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Rent Expense” means, for any period, the rent expense of the Company and its Subsidiaries on a Consolidated basis as determined in accordance with GAAP under all operating leases in respect of such period.
“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an Individual Currency Borrowing, an Individual Currency Loan Notice, (c) with respect to an L/C Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or an L/C Issuer, as the case may be, in making such determination.
“Resignation Effective Date” has the meaning specified in Section 9.06(a).
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Company, Tiffany, Tiffany International or Tiffany Japan, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers to the Administrative Agent and, solely for a Designated Borrower, any officer or employee of, or other authorized signatory for, such Designated Borrower appropriately authorized in a writing shared with the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, and (v) such additional dates as the Administrative Agent or the L/C Issuers shall determine or the Required Lenders shall require.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Committed Loans and the aggregate Outstanding Amount of such Lender’s participation in L/C Obligations and Swing Line Loans at such time.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Canadian Government (including, without limitation, The Department of Foreign Affairs and International Trade Canada and The Department of Public Safety Canada) or other relevant sanctions authority.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Special Notice Currency” means at any time an Alternative Currency, other than Yen or the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Spot Rate” for a currency means the rate determined by the Administrative Agent or an L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Stock” means any and all shares, rights, interests, participations, warrants, options, rights of conversion or other equivalents (however designated) of corporate stock.
“Subsidiary” means, with respect to any Person at any time and from time to time, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person and/or any Subsidiary of such Person, directly or indirectly at such time, either (a) in respect of a corporation, owns or controls more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, limited liability company, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined. Except as the context may otherwise require, when used herein, the term “Subsidiary” shall mean a Subsidiary of the Company.
“Subsidiary Guarantors” means Tiffany, Tiffany International and Tiffany Japan, and any other Subsidiary added as a Subsidiary Guarantor pursuant to Section 6.10, subject in each case to their ceasing to be Subsidiary Guarantors pursuant to Section 9.10.
“Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Guaranteed Parties, substantially in the form of Exhibit G.
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the Aggregate Core Currency Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Core Currency Commitments.
“Swiss Borrower” means a Borrower that is organized under the laws of Switzerland or which is treated as resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Guidelines” means all relevant federal tax statutes and guidelines issued by the Swiss Federal Tax Administration as amended or newly issued from time to time, including the established practice of the Swiss Federal Tax Administration and any court decision relating thereto.
“Swiss Non‑Bank Rules” means the Swiss 10‑Non‑Bank Rules and the Swiss 20‑Non‑Bank Rules.
“Swiss Qualifying Bank Creditor” means a Person including any commercial bank or financial institution (irrespective of its jurisdiction of organization) which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or, if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all in accordance with the Swiss Guidelines.
“Swiss 10‑Non‑Bank Rules” means the rule that the aggregate number of Lenders of a Swiss Borrower under this Agreement that are not Swiss Qualifying Bank Creditors must not at any time exceed ten, if and as long as a violation of this rule results in Swiss Withholding Tax consequences for a Swiss Borrower, in each case in accordance with the Swiss Guidelines and the applicable legislation.
“Swiss 20‑Non‑Bank Rules” means the rule that (without duplication) the aggregate number of lenders (including the Lenders) other than Swiss Qualifying Bank Creditors, of a Swiss Borrower under all its outstanding debt relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement and intragroup loans (if and to the extent intragroup loans are not exempt in accordance with the ordinance of the Swiss Federal Council of June 18, 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of August 1, 2010)) must not at any time exceed twenty, if and as long as a violation of this rule results in Swiss Withholding Tax consequences for a Swiss Borrower, in each case in accordance with the Swiss Guidelines and the applicable legislation.
“Swiss Withholding Tax” means the tax imposed based on the Swiss Federal Act on Withholding Tax of October 13, 1965 (Bundesgesetz über die Verrechnungssteuer) as amended from time to time together with the related ordinances, regulations and guidelines.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tiffany” means Tiffany and Company, a New York corporation and a wholly-owned Subsidiary of the Company.
“Tiffany Canada” means Tiffany & Co. Canada, a Nova Scotia unlimited liability company and a wholly-owned Subsidiary of the Company.

“Tiffany Czech” means Tiffany & Co. (CR) s.r.o., a Czech limited liability company and a wholly-owned Subsidiary of the Company.
“Tiffany France” means Tiffany & Co., a French société par actions simplifiée (formerly Societe Francaise Pour Le Development De La Porcelaine D’Art (S.a r.l.)) and a wholly-owned Subsidiary of the Company.
“Tiffany International” means Tiffany & Co. International, a Delaware corporation and a wholly-owned Subsidiary of the Company.
“Tiffany Japan” means Tiffany & Co. Japan Inc., a Delaware corporation and a wholly-owned Subsidiary of the Company.
“Total Credit Exposure” means, as to any Lender at any time, the sum of the unused Commitments, Revolving Credit Exposure and the aggregate principal amount of all Individual Currency Loans of such Lender at such time.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Transactions” means (i) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (ii) the borrowing of the Loans and the issuance of the Letters of Credit and (iii) the use of the proceeds of the Loans.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined as of the most recent actuarial valuation used for funding purposes in accordance with the assumptions used for funding the Plan pursuant to Section 430 of the Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Yen” and “¥” mean the lawful currency of Japan.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Unless a contrary indication appears, a reference in this Agreement (and in particular in Section 8.01(g) or 8.01(h) to (in relation to (or to the obligation of) any French Borrower):

(i)	a suspension of payments or business means a state of cessation des paiements within the meaning of Livre Sixième of the French Code de commerce and a person being unable to pay its debts means that such person is in such a state of cessation des paiements;

(ii)
a liquidation or reorganization includes, without limitation, a redressement judiciaire, cession totale de l'entreprise, liquidation judiciaire or a procédure de sauvegarde (including a sauvegarde financière accélérée) under Livre Sixième of the French Code de commerce, or any other similar proceedings;

(iii)
a receiver, trustee, custodian, sequestrator or conservator or the like includes, without limitation, an administrateur judiciaire, mandataire ad hoc, conciliateur and mandataire liquidateur, or any other person performing the same function of each of the foregoing; and

(iv)	”any analogous procedure or step” shall include:

(A)	Proceedings for the appointment of a mandataire ad hoc or for a conciliation in accordance with articles L.611-3 to L.611-15 of the French Code de commerce; and

(B)
The entry of a judgment for sauvegarde (including the sauvegarde financière accélérée), redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire under Articles L.620-1 to L.644-6 of the French Code de commerce.

1.03    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
1.04    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Exchange Rates; Currency Equivalents. (a) The Administrative Agent or an L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or such L/C Issuer, as applicable.
(b)    Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Individual Currency Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or an L/C Issuer, as the case may be.
(c)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.
1.06    Additional Core Currencies. (a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Core Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Core Currency Loans, such request shall be subject to the approval of the Administrative Agent and all of the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each L/C Issuer.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, each L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Core Currency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Core Currency Loans) or each L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Core Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Core Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Core Currency

Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be a Core Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Core Currency Loans; and if the Administrative Agent and the L/C Issuers consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be a Core Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is not one of the Core Currencies specifically listed in the definition of “Core Currency” shall be deemed a Core Currency with respect to such Existing Letter of Credit only.
1.07    Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be reasonably necessary to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be reasonably necessary to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.08    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.09    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Committed Loans; Individual Currency Loans. (a) Core Currency Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Permitted Borrowers in one or more Core Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Core Currency Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Core Currency Commitment. Within the limits of each Lender’s Core Currency Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Committed Loans may be Base Rate Loans or Eurocurrency Rate Core Currency Loans, as further provided herein.
(b)    Individual Currency Loans. Subject to the terms and conditions set forth herein, each applicable Lender severally agrees to make loans under one or more of its Individual Currency Commitments (each such loan, an “Individual Currency Loan”) to the Permitted Borrowers in respect of the applicable Non-Core Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s applicable Individual Currency Commitment; provided, however, that after giving effect to any Individual Currency Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the Dollar Equivalent of the aggregate outstanding principal amount of all Individual Currency Loans shall not exceed the Aggregate Individual Currency Commitments, and (iii)  the aggregate principal amount of the Individual Currency Loans of any Lender denominated in an applicable Non-Core Currency shall not exceed such Lender’s Individual Currency Commitment in such applicable Non‑Core Currency. Within the limits of each Lender’s Individual Currency Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). All Individual Currency Loans shall be Eurocurrency Rate Loans.
2.02    Borrowings, Conversions and Continuations of Committed Loans; Borrowings of Individual Currency Loans.
(a)    Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Core Currency Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in a Core Currency other than a Special Notice Currency or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in a Special Notice

Currency, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Core Currency Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Core Currency Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in a Core Currency other than Dollars, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Core Currency Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Core Currency Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than 12:00 noon (local time in the city in which the proceeds of the applicable Loans are to be made available in accordance with the terms hereof) in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.
(c)    Each Individual Currency Loan shall be made upon Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) an Individual Currency Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of an Individual Currency Loan Notice. Each such an Individual Currency Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. at least three Business Days’ prior to the date of any Borrowing of Individual Currency Loans. Such Individual Currency Loan Notice shall become effective upon receipt by such Lender of such written confirmation from the Administrative Agent. The aggregate principal amount of each Borrowing of Individual Currency Loans shall not be less than an amount in the applicable Alternative Currency having a Dollar Equivalent of $100,000. Each such Individual Currency Loan Notice shall be irrevocable and shall specify (i) the name of the applicable Permitted Borrower, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the principal amount of the Individual Currency Loans to be borrowed (stated in the applicable Currency), and (iv) the duration of the Interest Period with respect thereto.
(d)    Following receipt of an Individual Currency Loan Notice, the Administrative Agent shall promptly give each applicable Lender notice of such proposed Borrowing at its Lending Office, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Individual Currency Loan Notice. No later than 12:00 noon (local time in the city in which the proceeds of the applicable Individual Currency Loans are to be made available in accordance with the terms hereof) on the Business Day specified in the applicable Individual Currency Loan Notice, each Lender having an Individual Currency Commitment in the Currency in which such Individual Currency Loans are to be made shall make available its pro rata portion of the aggregate amount (pro rata among such Lenders in accordance with each such Lender’s Individual Currency Commitment in such Currency) of such Individual Currency Loans requested to be made on such date directly to the applicable Borrower at such Lender’s Payment Office, in each case in immediately available funds in the applicable Currency.
(e)    Except as otherwise provided herein, a Eurocurrency Rate Core Currency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Core Currency Loan. During the existence of an Event of Default, and upon the Required Lenders’ notice to the Administrative Agent that such a conversion is not appropriate, no Loans may be requested as, converted to or continued as Eurocurrency Rate Core Currency Loans (except, in the case of Loans in currencies other than Dollars, Eurocurrency Rate Core Currency Loans with an Interest Period of one month) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Core Currency Loans denominated in a Core Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto. Individual Currency Loans may not be continued or converted.

(f)    The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(g)    After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than 12 Interest Periods in effect with respect to Committed Loans. After giving effect to all Individual Currency Borrowings, there shall not be more than 21 Interest Periods in effect with respect to Individual Currency Loans.
2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Core Currency Commitment, (y) the Outstanding Amount of the L/C Obligations in respect of Letters of Credit issued by such L/C Issuer shall not exceed such L/C Issuer’s L/C Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii)    No L/C Issuer shall issue any Letter of Credit, if:
(A)    subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders and the applicable L/C Issuer have approved such expiry date; or
(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(B)    the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;
(D)    except as otherwise agreed by such L/C Issuer, the Letter of Credit is to be denominated in a currency other than a Core Currency; or
(E)    any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Lender to the extent necessary to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)    Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) if applicable, the documents to be presented by such beneficiary in case of any drawing thereunder; (F) if applicable, the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require. Additionally, the Company shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may require.

(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Core Currency Applicable Percentage times the amount of such Letter of Credit.
(iii)    If the Company so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion (but in the case of any Existing Letter of Credit, the applicable L/C Issuer shall), agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension. Notwithstanding the foregoing, with respect to each Existing Letter of Credit that is an Auto-Extension Letter of Credit, the applicable L/C Issuer shall on each applicable date extend such Letter of Credit (but not to a date later than the Letter of Credit Expiration Date), such extension to be subject to such L/C Issuer’s reasonable discretion solely if such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of

Credit in its revised form (as extended) under the terms hereof by reason of the provisions of clause (ii)(B) or (iii)(A) of Section 2.03(a).
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in a Core Currency, the Company shall reimburse the applicable L/C Issuer in such Core Currency. In the case of a Letter of Credit denominated in a Non-Core Currency, the Company shall reimburse the applicable L/C Issuer in such Non- Core Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in a Non-Core Currency, the applicable L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than (A) 4:00 p.m. (local time in the city in which such payment will take place) on the date of the payment, if the Company shall have received written notice of such payment by 12:00 noon (local time in the city in which such payment will take place), or (B) if written notice of such payment is not received by 12:00 noon (local time in the city in which such payment will take place), then 4:00 p.m. (local time in the city in which such payment will take place) on the next succeeding Business Day (each such date, an “Honor Date”), the Company shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in a Non-Core Currency is to be reimbursed in Dollars pursuant to the third sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Company, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Non-Core Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Non-Core Currency in the full amount of the drawing. If the Company fails to timely reimburse the applicable L/C Issuer on the Honor Date, such L/C Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Core Currency Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Core Currency Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) shall be given in writing and immediately confirmed by telephone; provided that the lack of such an immediate confirmation via telephone shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Core Currency Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer in Dollars.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Core Currency Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.
(v)    Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit issued by it, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after any L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Core Currency Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Core Currency Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Company to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Company or any waiver by such L/C Issuer which does not in fact materially prejudice the Company;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(viii)    any adverse change in the relevant exchange rates or in the availability of the relevant Core Currency to the Company or any Subsidiary or in the relevant currency markets generally; or
(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.
The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuers. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. An L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Company for, and no L/C Issuer’s rights and remedies against the Company shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)    Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance, subject to adjustment as provided in Section 2.18, with its Core Currency Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Company shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by it, at the rate per annum agreed in writing between the Company and such L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to each L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letter of Credit Reports. Each L/C Issuer shall furnish (i) to the Administrative Agent (with a copy to the Company) on the first Business Day after the issuance, expiration, drawing or change of any Letter of Credit, a report in such form as is reasonably acceptable to the Administrative Agent and (ii) to the Administrative Agent (with a copy to the Company) on the first Business Day of each month a written report summarizing the issuance and expiration dates of Letters of Credit issued by such L/C Issuer during the preceding month and drawings during such month under all Letters of Credit issued by it.

(l)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.
2.04    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Core Currency Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Core Currency Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Core Currency Commitment, (y) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Core Currency Applicable Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing

Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Core Currency Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Core Currency Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Core Currency Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Core Currency Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Core Currency Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Core Currency Applicable Percentage of any Swing Line Loan, interest in respect of such Core Currency Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)    Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05    Prepayments. (a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans or Individual Currency Loans made to such Borrower in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in an Alternative Currency other than a Special Notice Currency, (B) four Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Special Notice Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Core Currency Applicable Percentage (in the case of Committed Loans) or ratable share (in the case of Individual Currency Loans) of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such notice is given in connection with a full or partial refinancing of the Commitments, such notice may condition the prepayment upon the effectiveness of such refinancing Indebtedness, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the date of such prepayment) if such condition is not satisfied; provided that the applicable Borrower shall pay any amounts required pursuant to Section 3.05. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each such prepayment of Committed Loans shall be applied to the Committed Loans of the Lenders in accordance with their respective Core Currency Applicable Percentages.
(b)    The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)    If the Administrative Agent notifies the Company at any time that (i) solely as a result of fluctuations in currency exchange rates, the Total Outstandings at such time exceed an amount equal to 105% of the Aggregate Commitments then in effect or that the aggregate Revolving Credit Exposure exceeds an amount equal to 105% of the Aggregate Commitments or (ii) other than as a result of fluctuations in currency exchange rates, the Total Outstandings at such time exceed the Aggregate Commitments then in effect or that the aggregate Revolving Credit Exposures exceed the Aggregate Commitments, then, in either case, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount at least equal to such excess; provided, however, that, subject to the provisions of Section 2.17(a), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
(d)    If the Administrative Agent notifies the Company at any time that (i) solely as a result of fluctuations in currency exchange rates, the Outstanding Amount of all Loans denominated in Non-Core Currency at such time exceed an amount equal to 105% of the aggregate Individual Currency Commitments with respect to such currency then in effect or (ii) other than as a result of fluctuations in currency exchange rates, the Outstanding Amount of all Loans denominated in any Non-Core Currency at such time exceeds the aggregate Individual Currency Commitments with respect to such currency then in effect, then, in either case, within four Business Days after receipt of such notice, the Borrowers shall prepay Loans in such currency in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of such aggregate Individual Currency Commitments then in effect.
2.06    Termination, Reduction or Reallocation of Commitments. (a) Termination of Aggregate Commitments or Reduction of Core Currency Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Core Currency Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate the Aggregate Commitments or reduce the Aggregate Core Currency Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments or the Revolving Credit Exposure would exceed the Aggregate Core Currency Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Core Currency Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Core Currency Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination of the Aggregate Commitments or reduction of the Aggregate Core Currency Commitments. The amount of any such Aggregate Core Currency Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Core Currency Commitments shall be applied to the Core Currency Commitment of each Lender according to its Core Currency Applicable

Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
(b)    Reallocation of Core Currency Commitments and Individual Currency Commitments. Notwithstanding anything to the contrary contained herein, provided that no Default exists or would exist immediately before or after giving effect thereto, the Company may at any time or from time to time, at the Company’s sole cost and expense, (i) request any Lender to reallocate a portion of its Core Currency Commitment to one or more of its existing Individual Currency Commitments or to one or more new Individual Currency Commitments, (ii) request any Lender to reallocate one or more of its Individual Currency Commitments to one or more of its existing Individual Currency Commitments or to one or more new Individual Currency Commitments or (iii) direct any Lender to reallocate one or more of its existing Individual Currency Commitments to its Core Currency Commitment by submitting a supplement to this Agreement to the Administrative Agent. If such supplement is in all respects reasonably satisfactory to it, each of the Administrative Agent, the Company and such Lender (provided that, in the case of a request pursuant to clause (i) or (ii) above, such Lender shall have consented to such request, such consent to be within the sole discretion of such Lender, and, in the case of a request pursuant to clause (iii) above, the amount of such Lender’s Core Currency Commitment when added to the aggregate amount of such Lender’s Individual Currency Commitments shall remain unchanged) shall execute a copy thereof and deliver a copy thereof to the Administrative Agent, the Company and such Lender. Upon execution and delivery of such supplement, (i) in the case of such Lender, the amount of such Lender’s reallocated Core Currency Commitment and Individual Currency Commitment(s) shall be as set forth in such supplement, (ii) in the event that a new Non-Core Currency has been added, the Individual Currency Rate and any other pertinent information relating to such Individual Currency Rate shall be as set forth in such supplement and (iii) in each case, the Core Currency Commitments and the Core Currency Applicable Percentages set forth on Schedule 2.01 and the Individual Currency Commitments set forth on Schedule 2.01 shall be adjusted accordingly by the Administrative Agent and a new Schedule 2.01 shall be distributed by the Administrative Agent to the Company (on behalf of all Borrowers) and each Lender; provided that:
(A)    immediately after giving effect thereto, the Aggregate Commitments shall not exceed $375,000,000, as such amount may be adjusted in accordance with this Section 2.06;
(B)    if any new Individual Currency Commitment has been added in a new Non-Core Currency, the Company shall specify in writing the Permitted Borrower(s) for such new Non-Core Currency and deliver an opinion of foreign local counsel to each such Permitted Borrower in all respects reasonably satisfactory to the Administrative Agent;
(C)    if, after giving effect to any such reallocation of the Core Currency Commitments, Committed Loans would be outstanding, then simultaneously with such reallocation (1) such Lender and each other Lender shall be deemed to have entered into a master assignment and assumption agreement, in form and substance substantially similar to Exhibit E-1, pursuant to which such Lender shall have assigned to or purchased from, as the case may be, each other Lender a portion of such other Lender’s Committed

Loans necessary to reflect proportionately the Core Currency Commitments as reallocated in accordance with this subsection (C), and (2) in connection with such assignment, such Lender or each such other Lender, as the case may be, shall pay to the Administrative Agent, for the account of the other, such amount as shall be necessary to appropriately reflect the assignment to it of Committed Loans, and in connection with such master assignment such Lender and each such other Lender may treat the assignment of Committed Loans as a prepayment of such Committed Loans for purposes of Section 3.05;
(D)    if, after giving effect to any such reallocation of any Individual Currency Commitment in any Currency, Individual Currency Loans in such Currency would be outstanding, then simultaneously with such reallocation (1) such Lender and each other Lender having an Individual Currency Commitment in such Currency shall be deemed to have entered into a master assignment and assumption agreement, in form and substance substantially similar to Exhibit E-1 pursuant to which such Lender shall have assigned to or purchased from, as the case may be, each such other Lender a portion of such other Lender’s Individual Currency Loans in such Currency necessary to reflect proportionately the Individual Currency Commitments in such Currency as reallocated in accordance with this subsection (D), and (2) in connection with such assignment, such Lender or each such other Lender, as the case may be, shall pay to each other, for the account of the other, such amount as shall be necessary to appropriately reflect the assignment to it of Individual Currency Loans in such Currency, and in connection with such master assignment such Lender and each such other Lender may treat the assignment of Individual Currency Loans as a prepayment of such Individual Currency Loans for purposes of Section 3.05; and
(E)    the Administrative Agent shall have received such certificates, legal opinions and other items as it shall reasonably request in connection with such reallocation.
2.07    Repayment of Loans. (a) Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.
(b)    The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.
(c)    Each Borrower shall repay to the Lenders that have outstanding Individual Currency Loans to such Borrower on the earlier to occur of (i) the last day of each Interest Period for such and (ii) the Maturity Date.
2.08    Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Core Currency Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iv) each Individual Currency Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Individual Currency Rate for such Interest Period plus the Applicable Rate.
(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
(e)     Swiss Minimum Interest (Recalculation of Interest):
(i)     By entering into this Agreement, the Parties have assumed in bona fide that the interest payable hereunder is not and will not become subject to Swiss Withholding Tax. Nevertheless, if a deduction of Swiss Withholding Tax is required by Swiss law to be made in respect of any interest payable in respect of an Individual Currency Loan in Swiss Francs and taking into account that, on the date of this Agreement, it is unlawful to comply with paragraph (a) or (b) of Section 3.01 (Taxes) (taking into account the respective exclusions), the applicable interest rate in relation to such Loan shall be (A) the interest rate which would have applied to such Loan in the absence of this subsection (e), divided by (B) one (1), minus the rate (expressed as a fraction of one (1)) at which the relevant deduction of Swiss Withholding Tax is required to be made.
(ii)     The Swiss Borrower shall be obliged to pay the relevant interest at the adjusted rate in accordance with this paragraph (e); provided that the Swiss Borrower shall not be required to make an increased payment to any specific Lender (without prejudice to the rights of all other Lenders hereunder) under this subsection (e) in connection with the non-refundable portion of Swiss Withholding Tax if the Swiss Borrower is in breach of the Swiss Non-Bank Rules as a result of such Lender making a transfer or assignment or granting a participation in respect of an Individual Currency Loan in Swiss Francs without the consent of the Company where such consent was required pursuant to Section 11.6.
(iii)     The Swiss Borrower shall make the deduction of Swiss Withholding Tax (within the time allowed and in the minimum amount required by law) on the interest so recalculated.
(iv)     All references to a rate of interest in respect of an Individual Currency Loan in Swiss Francs shall be construed accordingly.
(v)     To the extent that interest payable by a Swiss Borrower under this Agreement in respect of an Individual Currency Loan in Swiss Francs becomes subject to Swiss Withholding Tax, each applicable Lender and each Swiss Borrower shall promptly cooperate by completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for such Swiss Borrower to obtain authorization to make interest payments without them being subject to Swiss Withholding Tax or to being subject to Swiss Withholding Tax at a rate reduced under applicable double taxation treaties and all provisions in Section 3.01 (Taxes) shall apply in relation to such increased interest payment and deduction of Swiss Withholding Tax.
(vi)     In the event Swiss Withholding Tax is refunded to a Lender by the Swiss Federal Tax Administration, the applicable Lender shall forward, after deduction of costs, such amount to the applicable Swiss Borrower in accordance with the procedures and subject to the limitations contained in Section 3.01(f). A Swiss Borrower shall not be required to make any increased payment under Section 2.08(e)(i) above if the Swiss Borrower is able to demonstrate that the interest payment could have been made to the Lender without deduction of Swiss Withholding Tax (or at a lower rate) had such Lender complied with its obligations under Section 2.08(e)(v) above.
(f)    Effective Global Rate.
(i)     For the purposes of article L.313-4 of the French Monetary and Financial Code, the French Borrowers and the Lenders acknowledge that, by virtue of certain characteristics of this Agreement (and in particular the floating rate of interest and adjustment of the Applicable Rate applicable to the Loans, the relevant Borrower’s right to select the duration of each Interest Period and the uncertainty as to the amount to be effectively drawn from time to time under this Agreement), the taux effectif global (“TEG”) cannot be calculated at the date of this Agreement.
(ii)    However, the Borrowers acknowledge that they have received from the Administrative Agent a letter (“TEG Letter”) containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the TEG Letter.
(iii)    The Borrowers and the Lenders acknowledge that the TEG Letter delivered in accordance with paragraph (b) above forms part of this Agreement.
2.09    Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)    Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee (the “Facility Fee”) in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Individual Currency Loans, Swing Line Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.18. The Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Individual Currency Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Other Fees. (i) The Company shall pay to the Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day, but excluding the last day). All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (including the first day, but excluding the last day) (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Eurocurrency Rate Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii) or 2.03(h) or 2.08 or under Article VIII. The Company’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.11    Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent’s Clawback. (a)  General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Committed Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Individual Currency Loans shall be made by the applicable Borrower directly to the applicable Lender to which such payment is owed, at the Lending Office of such Lender in such Alternative Currency and in funds immediate available to such Lender not later than the 12:00 noon (local time in the city in which such Lending Office is located). If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. The Company and each Lender shall promptly notify the Administrative Agent of the date and amount of each direct payment made by a Borrower to a Lender in respect of each Individual Currency Loan pursuant to this Section.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative

Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers in respect of Revolving Credit Exposures hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of such Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest. If the Company has delivered a Request for Credit Extension, and prior to such requested Credit Extension determines in good faith that the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Company shall so notify the Administrative Agent or applicable Lender, L/C Issuer or Swing Line Lender, such Credit Extension shall not be made, the Administrative Agent shall (if applicable) return any funds received from a Lender in connection with the making of such Credit Extension (in like funds as received from such Lender) to such Lender, without interest, and any representations and warranties otherwise made, deemed made or required to be made by the Company in connection with such Credit Extension shall be deemed not made; provided that the applicable Borrower shall pay any amounts required pursuant to Section 3.05.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans or Individual Currency Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan or any Individual Currency Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, Individual Currency Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)     Non-Cooperative Jurisdictions. None of the payments made by or on account of a French Borrower to the Administrative Agent or any Lenders pursuant to the Loan Documents and, as for payments received from or on account from a French Borrower, none of the payments remitted to any Lenders pursuant to the Loan Documents, shall be paid or remitted to an account opened with a financial institution situated in a Non-Cooperative Jurisdiction.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Designated Borrowers. (a)  Effective as of the date hereof each of Tiffany Canada, Tiffany France and Tiffany Czech shall be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement.
(b) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”).
As soon as practicable after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower in respect of the Core Currencies, and in any event no later than five Business Days after the delivery of such notice, for a Designated Borrower that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Borrower directly or through an Affiliate of such Lender (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Borrower shall have the right to borrow hereunder, either (A) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated or assigned to a Lender or an Eligible Assignee that is not a Protesting Lender; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Borrower (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Borrower” in respect of Core Currencies hereunder.
The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel (including with respect to tax matters) reasonably satisfactory to the Administrative Agent, other documents as may be reasonably required by the Administrative Agent or any Lender (as requested through the Administrative Agent) (including such documents for each

Lender to carry out, and be satisfied it has complied with the results of, all necessary “know your customer” or other similar checks under all applicable laws and regulations), and Notes signed by such new Borrowers to the extent any Lenders so require. Promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.
(c) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(d) The Company may from time to time, upon not less than five Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
2.15    Extension of Maturity Date.
(a)    Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to the first and/or second anniversaries of the Closing Date, request that the Maturity Date then in effect hereunder (the “Existing Maturity Date”) be extended for an additional one year from the Existing Maturity Date.
(b)    Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the to the first or second anniversary, as applicable, of the Closing Date and not later than the date (the “Notice Date”) that is 20 days prior to the first or second anniversary, as applicable, of the Closing Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date, a “Non‑Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non‑Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than the date 15 days prior to the first or second anniversary, as applicable, of the Closing Date (or, if such date is not a Business Day, on the immediately preceding Business Day).
(d)    Additional Commitment Lenders. The Company shall have the right to replace each Non‑Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
(e)    Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the first or second anniversary, as applicable, of the Closing Date, then, effective as of such anniversary of the Closing Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
(f)    Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the first or second anniversary, as applicable, of the Closing Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Company, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V are true and correct in all material respects on and as of the first or second anniversary, as applicable, of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Section 5.04 shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 6.07, and (B) no Default exists.
(g)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16    Increase in Commitments.
(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time at the Company’s sole cost and expense, request an increase in the Aggregate Core Currency Commitments by an amount (for all such requests) not exceeding $1,100,000,000 in the aggregate under this Agreement and the Five Year Credit Agreement; provided that any such request for an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Core Currency Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Core Currency Commitment.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuers and the Swing Line Lender, the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    Effective Date and Allocations. If the Aggregate Core Currency Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in Section 5.04 shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 6.07, and (B) no Default exists. Each Lender with an increased Commitment shall purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the Revolving Credit Exposure shall be shared by the Lenders ratably in accordance with their respective Core Currency Commitments after giving effect to the increase in Core Currency Commitments.
(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.
2.17    Cash Collateral.
(a)    Certain Credit Support Events. If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Company shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or such L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
(b)    Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.05, 2.18 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and such L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.18    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, to Cash Collateralize on a pro rata basis the L/C Issuers’ respective Fronting Exposures with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize on a pro rata basis the L/C Issuers’ future Fronting Exposures with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    Each Defaulting Lender shall be entitled to receive fees payable under Sections 2.09(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the Outstanding Amount of the Committed Loans and Individual Currency Loans funded by it, and (2) its Core Currency Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Core Currency Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.
(C)    With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Core Currency Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Core Currency Applicable Percentages (calculated without regard to such Defaulting Lender’s Core Currency Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Core Currency Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ respective Fronting Exposures in accordance with the procedures set forth in Section 2.17.
(b)    Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans, and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Core Currency Applicable Percentages (without giving effect to Section 2.18(a)(iv)), and to cause the Individual Currency Loans, if applicable, to be held on a pro rata basis by the applicable Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications. (i)  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)    Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. Upon request by the Company or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation. (i) Any Lender or L/C Issuer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or L/C Issuer, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender or such L/C Issuer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Sections  2.08(e)(v), 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s or L/C Issuer’s reasonable judgment such completion, execution or submission would subject such Lender or such L/C Issuer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or such L/C Issuer.
(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,
(A)    any Lender or L/C Issuer that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender or such L/C Issuer becomes a Lender or L/C Issuer under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W‑9 certifying that such Lender or such L/C Issuer is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender or L/C Issuer shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or L/C Issuer becomes a Lender or L/C Issuer under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender or L/C Issuer claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender or L/C Issuer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender or L/C Issuer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV)    to the extent a Foreign Lender or L/C Issuer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender or L/C Issuer is a partnership and one or more direct or indirect partners of such Foreign Lender or L/C Issuer are claiming the portfolio interest exemption, such Foreign Lender or L/C Issuer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender or L/C Issuer shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or L/C Issuer under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender or L/C Issuer under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or L/C Issuer shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or L/C Issuer has complied with such Lender’s or L/C Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender or L/C Issuer agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or any L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such

L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. (a)    If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
(b)    If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Individual Currency Loan, (i) that Lender shall promptly notify the Administrative Agent and the Company upon becoming aware of that event; (ii) upon the Administrative Agent notifying the Company, the applicable Individual Currency Commitment of that Lender will be immediately cancelled; and (iii) each Borrower shall repay that Lender's participation in the affected Individual Currency Loans made to that Borrower on the last day of the Interest Period for such Loan occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).
3.03    Inability to Determine Rates. If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) (i) the Administrative Agent reasonably determines that deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to this clause (a), “Impacted Loans”), or (b) the Administrative Agent and the affected Lenders reasonably determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the affected Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this Section, the Administrative Agent, the Borrowers and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any affected Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.
3.04    Increased Costs; Reserves on Eurocurrency Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below) or any L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (a)(ii), (b), (c) and (d) of the definition of Excluded Taxes, (C) Connection Income Taxes and (D) capital Taxes imposed by Canada (or any political subdivision thereof)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes ) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, then each of the Borrowers to the extent of its Proportionate Share and the Company severally agrees to pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any L/C Issuer reasonably determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. Such Lender or L/C Issuer shall also certify that it is generally charging such costs to similarly situated customers of the applicable Lender or L/C Issuer under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender or L/C Issuer then reasonably determines to be relevant (which determination shall be made in good faith). The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within five Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided (x) the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender and (y) such Lender is generally charging such costs to similarly situated customers of such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to promptly compensate) such Lender for and hold such Lender harmless from any loss (other than lost profit), cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;
(c)    any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13;
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. Each Lender may make any Credit Extension to a Borrower through any Lending Office (except that no Lender shall make any Loan to a French Borrower from a Lending Office in a Non-Cooperative Jurisdiction), provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, interest is increased under Section 2.08(e), or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04 or interest increased under Section 2.08(e), as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or such L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if interest is increased under Section 2.08(e) and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 11.13.
3.07    Survival. All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be (to the extent applicable) originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the

Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement and the Subsidiary Guaranty;
(ii)    Notes executed by the Borrowers in favor of each Lender requesting Notes;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Company, Tiffany, Tiffany International and Tiffany Japan is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;
(v)    favorable opinions of (i) Gibson, Dunn & Crutcher LLP, counsel to the Loan Parties, (ii) Leigh Harlan, General Counsel of the Company and Tiffany, and Secretary of Tiffany International and Tiffany Japan, each addressed to the Administrative Agent and each Lender, (iii) Fasken Martineau, Ontario counsel to Tiffany Canada, (iv) Stewart McKelvey, Nova Scotia counsel to Tiffany Canada, (iv) Gide Loyrette Nouel A.A.R.P.I, counsel to Tiffany France and (v) Dentons Europe CS LLP, counsel to Tiffany Czech, as to such matters concerning the respective Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
(vi)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(vii)    a certificate signed by a Responsible Officer of the Company certifying (A) that the representations and warranties of the Borrowers contained in Article V are true and correct; (B) no Default has occurred and is continuing; and (C) a calculation of the Leverage Ratio as of the last day of the fiscal quarter of the Company most recently ended prior to the Closing Date;
(viii)    a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Company ended on July 31, 2014, signed by a Responsible Officer of the Company;
(ix)    evidence that the commitments of lenders under each Existing Credit Agreement have been or concurrently with the Closing Date are being terminated and, with respect to all obligations payable under such Existing Credit Agreement to lenders thereunder that are Lenders under this Agreement have been or concurrently with the Closing Date are being paid in full; and
(x)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, the Swing Line Lender or the Required Lenders reasonably may require.
(b)    Any fees required to be paid on or before the Closing Date shall have been paid or concurrently with the Closing Date shall be paid.
(c)    Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least one Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
(d)    The Closing Date shall have occurred on or before November 14, 2014.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Core Currency Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of (i) the Borrowers contained in Article V (other than the last sentence of Section 5.04 and the first sentence of Section 5.05) and (ii) each Loan Party contained in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)    If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Core Currency Loans, or a Letter of Credit Application consisting of a request to extend the deadline of, or to amend without increasing the face amount thereof, a Letter of Credit) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Swing Line Lender to make the Swing Line Loans and the Lenders to participate therein, and the L/C Issuers to issue the Letters of Credit and the Lenders to participate therein, the Company and the Borrowers make the following representations and warranties:
5.01    Existence and Power.
Each of the Company and each of its Subsidiaries is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its formation, except (in the case of a Subsidiary that is not a Loan Party) where any failure to be so organized, existing or in good standing could not reasonably be expected to have a Material Adverse effect. Each of the Company and each of its Subsidiaries has all requisite power and authority to own its property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction where such qualification is required, in each case except for any failure to have such power or authority or any failure to have such good standing or authorization that could not reasonably be expected to have a Material Adverse effect.
5.02    Authority.
Each Loan Party has full power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate, partnership or other action, as the case may be, and are in full compliance with its certificate of incorporation and bylaws, partnership agreement or other organizational documents, as the case may be. No consent or approval of, or other action by, shareholders of any Loan Party, any Governmental Authority or any other Person, which has not already been obtained, is required in connection with the execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party, or is required as a condition to the enforceability against any Loan Party of the Loan Documents to which it is a party.
5.03    Binding Agreement.

Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes the valid and legally binding obligations of such Loan Party, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to the availability of specific performance as a remedy and except to the extent that indemnification obligations may be limited by federal or state securities laws or public policy relating thereto.
5.04    Financial Statements.
The Company has heretofore delivered to the Administrative Agent and the Lenders copies of its Form 10‑K for the fiscal-year ended January 31, 2014, containing the audited Consolidated Balance Sheets of the Company and its Subsidiaries as of such date and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal period then ended (collectively, with the applicable related notes and schedules, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the Consolidated financial condition and results of the operations of the Company and its Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP as then in effect. Since January 31, 2014, there has been no Material Adverse change.
5.05    Litigation.
Except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2014 and except for the matters disclosed on Schedule 5.05, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Loan Parties, threatened against or affecting the Company or any of its Subsidiaries to which there exists a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse effect. There are no proceedings pending or, to the knowledge of the Loan Parties, threatened against the Company or any of its Subsidiaries which call into question the validity or enforceability of, or otherwise seek to invalidate any Loan Document.
5.06    Governmental Approvals; No Conflicts.
The Transactions (i) do not require any material consent or approval of, registration or filing with, or any material other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not (x) materially violate any applicable law or regulation or (y) violate the charter, by‑laws or other organizational documents of any Borrower or any of its Subsidiaries, (iii) will not violate or any order of any Governmental Authority or violate or result in a default under any material indenture, agreement or other instrument binding upon any Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Borrower or any of its Subsidiaries which violations or defaults, individually or in the aggregate, could reasonably be expected to result in a Material Adverse effect, and (iv) will not result in the creation or imposition of any Lien on any asset of the Company or any of the Subsidiaries (other than Liens permitted by Section 7.02).

5.07    Taxes.
Each of the Company and its Subsidiaries has filed or caused to be filed all tax returns, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against them, except (a) any taxes that are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP and (b) to the extent the failure to pay any taxes or file any tax return or report could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse effect.
5.08    Compliance with Applicable Laws; Filings.
The Company and each of its Subsidiaries is complying with all applicable statutes, rules and regulations of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse effect. The Company and each of its Subsidiaries has filed or caused to be filed with all Governmental Authorities all reports, applications, documents, instruments and information required to be filed pursuant to all applicable laws, rules, regulations and requests which, if not so filed, could reasonably be expected to have a Material Adverse effect. Each Borrower, prior to each borrowing by it hereunder in any jurisdiction, has obtained all necessary approvals and consents of, and has filed or caused to be filed all reports, applications, documents, instruments and information required to be filed pursuant to all applicable laws, rules, regulations and requests of, all Governmental Authorities in connection with such borrowing in such jurisdiction.
5.09    Investment Company Status.
Neither the Company nor any other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.10    Intellectual Property, Etc.
Except in each case as could not reasonably be expected to have a Material Adverse effect, each of the Company and each of its Subsidiaries possesses or has the right to use all franchises, Intellectual Property, licenses and other rights as are material and necessary for the conduct of its business, and with respect to which it is in compliance, with no known conflict with the valid rights of others. No event has occurred which permits or, to the best knowledge of the Company and the Borrowers, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or early termination of any such franchise, Intellectual Property, license or other right which revocation or early termination could reasonably be expected to have a Material Adverse effect.
5.11    Federal Reserve Regulations; Use of Loan Proceeds.
Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans or any Letter of Credit will be used, directly or indirectly, for a purpose which violates the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended. Anything in this

Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Company or any of its Subsidiaries in violation of any limitation or prohibition provided by any applicable law, regulation or statute, including Regulation U of the Board of Governors of the Federal Reserve System.
5.12    No Misrepresentation.
None of the reports, certificates or other written statements or information furnished or to be furnished by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (other than estimates, forecasts, projected financial information and other forward-looking information, and information of a general economic or industry-specific nature), taken as a whole, contains or will contain, as of its date, a misstatement of material fact, or omits or will omit to state, as of its date, a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made. Neither the Company nor any Borrower makes any representation or warranty as to the accuracy of any estimates, forecasts, projected financial information or other forward-looking information furnished to the Administrative Agent or any Lender, except that such estimate, forecast, projection or other forward-looking information was prepared in good faith and based on assumptions which the Company considered reasonable under the circumstances at the time of the preparation and delivery thereof.
5.13    ERISA.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Federal or state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse effect. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 430 of the Code within the statutory deadline, and no application for a funding waiver pursuant to Section 430 of the Code has been made with respect to any Plan except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse effect.
(b)    (i) No ERISA Event has occurred or is reasonably expected to occur, (ii) no Plan has any Unfunded Pension Liability, (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to

Section 4069 or 4212(c) of ERISA, in each case that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse effect.
(c)    All material contributions required to be made with respect to each Foreign Pension Plan have been timely made. Each Foreign Pension Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable Governmental Authorities. Neither the Company nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan required to be funded, determined as of the end of the most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse effect.
5.14    OFAC.
Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee or affiliate thereof, is an individual or entity currently the subject of any Sanctions, nor is any Loan Party located, organized or resident in a Designated Jurisdiction, nor is any Subsidiary located, organized or resident in a Designated Jurisdiction unless such Subsidiary’s continued location, organization or residence in such Designated Jurisdiction, and such Subsidiary’s continued activities therein, do not and would not reasonably be expected to result in a violation by the Company or any of its Subsidiaries or any other individual or entity party to this Agreement, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise, of Sanctions. The Company and each of its Subsidiaries is in compliance with all applicable Sanctions, except for such non-compliance that could not, based upon the facts and circumstances existing at the time, reasonably be expected to (x) result in a Material Adverse effect or (y) result in material liability to any Lender or the Administrative Agent and except to the extent that compliance by any Canadian Subsidiary would breach the Foreign Extraterritorial Measures Act (Canada).
5.15    Anti-Corruption Laws.
The Company and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws (except for such non-compliance that could not, based upon the facts and circumstances existing at the time, reasonably be expected to (x) result in a Material Adverse effect or (y) result in material liability to any Lender or the Administrative Agent) and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company covenants and agrees that:
6.01    Legal Existence.
Except as may otherwise be expressly permitted by Section 7.03, the Company will maintain, and cause each of its Material Subsidiaries to maintain, its corporate, partnership or other existence, as the case may be; provided that, subject to Article 7, nothing in this Section 6.01 shall prevent the abandonment or termination of the corporate, partnership or other existence of such Material Subsidiary (other than any Subsidiary that is a Loan Party) in any jurisdiction if, in the reasonable judgment of the Company and such Material Subsidiary, such abandonment or termination is in the best interest of the Company and its Subsidiaries taken as a whole and would not have a Material Adverse effect.
6.02    Taxes.
The Company will pay and discharge when due, and cause each of its Subsidiaries so to do, all taxes, assessments, governmental charges, license fees and levies upon or with respect to the Company and such Subsidiary, and upon the income, profits and property thereof, the failure of which to pay could reasonably be expected to have a Material Adverse effect, unless (a) such taxes, assessments, governmental charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, and (b) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor.
6.03    Insurance.
The Company will maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound insurance carriers against at least such risks, and in at least such amounts, taken as a whole, as are usually insured against by similar businesses; except that the Company or any of its Subsidiaries may effect workers’ compensation or similar insurance in respect of operations in any jurisdiction either through an insurance fund operated by such jurisdiction or by causing to be maintained a system or systems of self‑insurance which is in accord with applicable laws and good business practice, and the Company or any of its Subsidiaries may self-insure against other risks to the same general extent as other similar businesses, and to the extent such policies are in accord with applicable laws and good business practice.
6.04    [Reserved].
6.05    Condition of Property.
Except for ordinary wear and tear, at all times, the Company will, and will cause each of its Subsidiaries to, maintain, protect and keep in good repair, working order and condition, all property material to the operation of its business (other than property which is replaced with similar property), except (i) to the extent that the failure so to do would not, individually or in the aggregate, have a Material Adverse effect, and (ii) as permitted under Sections 7.02 or 7.03.

6.06    Observance of Legal Requirements.
The Company will observe and comply in all material respects, and cause each of its Subsidiaries so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities (including without limitation applicable anti-corruption laws and laws governing Sanctions), which now or at any time hereafter may be applicable to it or to such Subsidiary, a violation of which could reasonably be expected to have a Material Adverse effect, except to the extent that compliance with laws governing Sanctions by any Canadian Subsidiary would breach the Foreign Extraterritorial Measures Act (Canada).
6.07    Financial Statements and Other Information.
The Company will maintain, and cause each of its Subsidiaries to maintain, a standard system of accounting in accordance with GAAP, and furnish to each Lender:
(a)    As soon as available and, in any event, within 120 days after the close of each fiscal year, a copy of (i) the balance sheet as of the end of such fiscal year, of the Company on a Consolidated basis, and (ii) the related statements of income, cash flows and shareholder’s equity for such fiscal year, of the Company on a Consolidated basis, setting forth in each case in comparative form the corresponding figures in respect of the previous fiscal year, all in reasonable detail, and accompanied by, in the case of such Consolidated financial statements, a report of the Accountants, which report shall state that such Consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Company on a Consolidated basis in accordance with GAAP consistently applied;
(b)    As soon as available, and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of (i) the balance sheet, as of the end of such quarter, of the Company on a Consolidated basis and (ii) the related statements of income, cash flows and shareholder’s equity of the Company on a Consolidated basis for (x) such quarter, and (y) the period from the beginning of the then current fiscal year to the end of such quarter, in each case in comparative form with the prior fiscal year, all in reasonable detail and prepared in accordance with GAAP (without footnotes and subject to year‑end adjustments), together with a certificate of a Responsible Officer, which certificate shall state that all such financial statements fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries and have been prepared in accordance with GAAP (but without footnotes and subject to year-end adjustments);
(c)    Within 60 days after the end of each of the first three fiscal quarters of each fiscal year, and within 120 days after the close of each fiscal year, (i) a certificate of a Responsible Officer certifying that to the best of his or her knowledge no condition or event has occurred which would constitute a Default or an Event of Default, or if so, specifying in such certificate all such violations, conditions and events and the nature and status thereof and (ii) a Compliance Certificate, as of the end of each of the first three fiscal quarters of each fiscal year and the end of each fiscal year, certified by a Responsible Officer;
(d)    Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Company or any of its Subsidiaries a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse effect, (ii) any lapse or other termination of any license, permit, franchise or other authorization issued to the Company or any of its Subsidiaries by any Governmental Authority, (iii) any refusal by any Governmental Authority to renew or extend any license, permit, franchise or other authorization, and (iv) any dispute between the Company or any of its Subsidiaries and any Governmental Authority, which lapse, termination, refusal or dispute, referred to in clause (ii), (iii) or (iv) above, could reasonably be expected to have a Material Adverse effect;
(e)    Upon a Responsible Officer becoming aware thereof, prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse effect;
(f)    Upon a Responsible Officer becoming aware thereof, prompt written notice that a material contribution required to be made to any Foreign Pension Plan has not been timely made, the failure of which would reasonably be expected to have a Material Adverse effect;
(g)    Upon a Responsible Officer becoming aware thereof, prompt written notice of the occurrence of (i) each Default, (ii) each Event of Default, (iii) each Material Adverse change and (iv) a Change of Control; and
(h)    Promptly upon request therefor, such other information and reports regarding the business, condition (financial or otherwise), property or operations of the Company and its Subsidiaries, as the Administrative Agent or any Lender, through the Administrative Agent, at any time or from time to time may reasonably request (it being understood that the Company and its Subsidiaries shall not be required to provide any information which is subject to confidentiality restrictions, the nature of which prohibit such disclosure notwithstanding the provisions of Section 11.07 hereof).
Documents required to be delivered pursuant to Section 6.07(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which the Company posts such documents at www.sec.gov; provided that: the Company shall notify the Administrative Agent of the posting of any such documents and provide to the Administrative Agent, at its request, by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of copies of the documents referred to above.
Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.08    Inspection.
At all reasonable times, upon reasonable prior notice, the Company will permit representatives designated by the Administrative Agent or by any Lender through the Administrative Agent to visit the offices of the Company or each of its Subsidiaries, to examine the books and records thereof and Accountants’ reports relating thereto, and to make copies or extracts therefrom, to discuss the affairs of the Company and its Subsidiaries with the respective officers thereof, and to examine and inspect the Property of the Company and its Subsidiaries and to meet and discuss the affairs of the Company and its Subsidiaries with the Accountants; provided that (i) such representatives shall be reasonably acceptable to the Company, shall agree to any reasonable confidentiality obligations proposed by the Company, and shall follow the guidelines and procedures generally imposed upon like visitors to the Company’s and its Subsidiaries’ facilities and (ii) unless a Default shall have occurred and be continuing, each Lender shall be limited to one such visit and inspection in any fiscal year.
Notwithstanding anything to the contrary in this Section 6.08, none of the Company or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (x) constitutes non-financial trade secrets, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or agents) is prohibited by law or agreement or (z) in the Company’s reasonable judgment, would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege, provided that the Company shall make available redacted versions of requested documents or, if unable to do so consistent with the preservation of such privilege, shall endeavor in good faith otherwise to disclose information responsive to the requests of the Administrative Agent, any Lender or any of their respective representatives and agents, in a manner that will protect such privilege.
6.09    Franchises, licenses and permits necessary for corporate existence.
The Company will maintain and cause each of its Subsidiaries to maintain, in full force and effect, all franchises, licenses and permits as are necessary for the maintenance of its corporate or other organizational existence, except to the extent the failure so to maintain such items, individually or in the aggregate, could not reasonably be expected to have a Material Adverse effect.
6.10    Borrowers and Guarantors.
At all times the Company will maintain (directly or indirectly), beneficially and of record, 100% of the voting control of, and 100% of the equity in, each Borrower that makes Borrowings in Core Currencies and each Guarantor (other than the Company), in each case subject to director qualifying shares or similar legal requirements. The Company may designate any Subsidiary as a Subsidiary Guarantor (subject to meeting the qualifications of the preceding sentence) by causing such Subsidiary to enter into a Subsidiary Guaranty (including, if applicable, by joinder to an existing Subsidiary Guaranty) and to deliver to the Administrative Agent such supporting resolutions, incumbency certificates, opinions of counsel (including with respect to tax matters) reasonably satisfactory to the Administrative Agent and other documents as may be reasonably required by the Administrative Agent or any Lender (including such documents for each Lender to carry out, and be satisfied it has complied with the results of, all necessary “know your customer” or other similar checks under all applicable laws and regulations); provided that such Subsidiary Guarantor may be released in accordance with Section 9.10.
6.11    Leverage Ratio.
At all times the Company will maintain a Leverage Ratio of not greater than 3.50: 1.00.
6.12    Fixed Charge Coverage Ratio.
At all times the Company will maintain a Fixed Charge Coverage Ratio of not less than 2.00: 1.00.
6.13    Use of Proceeds.
The proceeds of the Loans and the Letters of Credit will be used only as follows: (i) to refinance the Indebtedness under the Existing Credit Agreements and (ii) for general corporate purposes of the Company and its Subsidiaries not inconsistent with the terms hereof. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.
ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company covenants and agrees that:
7.01    Subsidiary Indebtedness. The Company will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, except any one or more of the following types of Indebtedness:
(a)    Indebtedness under the Loan Documents,
(b)    Indebtedness under the Five Year Credit Agreement and the Five Year Loan Documents,
(c)    Indebtedness described on Schedule 7.01, and any refinancings, extensions and renewals thereof (or any replacements thereof within one year of the payment or purchase thereof) to the extent of (i) in the case of Indebtedness set forth on Part I of Schedule 7.01, the amount of such Indebtedness outstanding as of the time of such refinancing, extension or renewal (or, in the case of replacement, at the time of such payment or purchase) and (ii) in the case of Indebtedness set forth on Part II of Schedule 7.01, the amount of such Indebtedness set forth on such Part II, and if the amount of any such refinancing, extension, renewal or replacement is in excess of the amount set forth in clause (i) or (ii), as applicable, such excess must otherwise be permitted under this Section 7.01,
(d)    Intercompany Debt,
(e)    Indebtedness of any Subsidiary Guarantor,
(f)    Indebtedness constituting Purchase Money Indebtedness or other Indebtedness relating to operating leases, capital leases, or progress payment agreements in connection with leases, provided that immediately before and after giving effect to the creation, incurrence or assumption of such Indebtedness no Event of Default shall or would exist, and any Permitted Refinancing Indebtedness thereof,
(g)    Consignment/Leasing Indebtedness in an aggregate outstanding amount for the Company and the Subsidiaries on a Consolidated basis not exceeding at any time $10,000,000, and

(h)    other Indebtedness of the Subsidiaries of the Company in an aggregate principal amount at any one time outstanding not to exceed 12.5% of Consolidated Net Worth.
7.02    Liens.
The Company will not create, incur, assume or suffer to exist any Lien against or on any property now owned or hereafter acquired by the Company or any of its Subsidiaries, or permit any of its Subsidiaries so to do, except any one or more of the following types of Liens:
(a)    Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Code) and Canadian Statutory Liens,
(b)    Liens (i) to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business, (ii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers, or (iii) on cash and Cash Equivalents securing obligations under swap, derivative or other hedging transactions entered into in the ordinary course of business and not for speculative purposes,
(c)    mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently conducted,
(d)    Liens for taxes, assessments, fees or governmental charges the payment of which is not required by Section 6.02,
(e)    easements, rights of way, restrictions, leases of property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting property which in the aggregate do not materially impair its use for the operation of the business of the Company or such Subsidiary,
(f)    Liens set forth on Schedule 7.02 and any renewal thereof, provided that the aggregate amount of Indebtedness secured by such Liens is not increased from the amount outstanding as of the time of such renewal,
(g)    Liens created under or securing the obligations under the Loan Documents,
(h)    statutory Liens in favor of lessors arising in connection with property leased to the Company or any of its Subsidiaries,

(i)    Liens of attachments, judgments or awards against the Company or any of its Subsidiaries, to the extent no Event of Default has resulted from such attachment, judgment or award,
(j)    Intercompany Liens,
(k)    Purchase Money Liens or other Liens securing operating leases, capital leases, or progress payment agreements in connection with leases,
(l)    Liens on precious metals, precious gems, jewelry or Manufacturing Components consigned or leased to the Company or any Subsidiary securing Consignment/Leasing Indebtedness permitted by Section 7.01(g),
(m)    Consignment Liens,
(n)    Liens created under or securing the obligations under the Five Year Loan Documents, provided that such Liens equally and ratably secure the obligations under the Loan Documents,
(o)    any Lien (securing obligations not constituting Indebtedness) existing on any asset or Stock of any Person at the time such Person is merged or consolidated with or into a Loan Party or a Subsidiary which Lien was not created in contemplation of such event,
(p)    any Lien (securing obligations not constituting Indebtedness) existing on any asset at the time of acquisition thereof by a Loan Party or a Subsidiary, which Lien was not created in contemplation of such acquisition,
(q)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business,
(r)    (i) bankers’ Liens, rights of setoff, revocation, refund, chargeback or overdraft protection, and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements and (ii) Liens or rights of setoff against credit balances of the Company or any Subsidiary with credit card issuers or credit card processors or amounts owing payment card issuers or payment card processors to Borrower or any of its Subsidiaries in the ordinary course of business,
(s)    (i) licenses of intellectual property granted by the Company or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company and its Subsidiaries and (ii) Liens arising from leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which would not reasonably be expected to have a Material Adverse effect,
(t)    the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or private label credit card programs in the United States, in any case, entered into or otherwise consummated in the ordinary course of business,
(u)    Liens incurred in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets or pursuant to customary reservations or retentions of title arising in the ordinary course of business and in any case not securing Indebtedness,
(v)    to the extent constituting Liens, contractual obligations of any Loan Party or Subsidiary to sell or otherwise dispose of assets, and
(w)    other Liens on the property of the Subsidiaries of the Company securing Indebtedness in an aggregate principal amount at any one time outstanding not to exceed 10% of Consolidated Net Worth, provided that (i) such Indebtedness is permitted under Section 7.01(h), (ii) immediately before and after giving effect to the creation, incurrence or assumption of such Liens no Default shall or would exist and (iii) to the extent such Liens secure Indebtedness under the Five Year Loan Documents or secure other Indebtedness in an aggregate amount in excess of 5% of Consolidated Net Worth, the Liens securing the indebtedness under the Five Year Loan Documents or the amount of such other Indebtedness in excess of 5% of Consolidated Net Worth (but not the Liens securing the Indebtedness of 5% or less of Consolidated Net Worth) shall also equally and ratably secure all obligations under the Loan Documents pursuant to documentation in all respects satisfactory to the Administrative Agent.
7.03    Merger or Consolidation, Etc.
The Company will not consolidate with, amalgamate with or merge into or with any Person, or convey or otherwise transfer (or permit to be conveyed or otherwise transferred) all or substantially all of the property of the Company and its Subsidiaries on a Consolidated basis, or permit any Subsidiary Guarantor so to do, except that:
(i)    such consolidation, amalgamation or merger will be permitted if the Company or (in the case of a consolidation, amalgamation or merger not involving the Company) a Subsidiary Guarantor is the surviving Person, and
(ii)    such conveyance or transfer may be made to the Company or to any wholly-owned Subsidiary that is or, concurrently with such conveyance or transfer, becomes a Subsidiary Guarantor.

7.04    [Reserved].
7.05    Restrictions on Subsidiary Dividends and other Distributions.
The Company will not enter into, incur or permit to exist any agreement or other arrangement binding on the Company or any of its Subsidiaries, or permit any of its Subsidiaries so to do, that prohibits, restricts or imposes any condition upon the ability of any Subsidiary of the Company that is not a Subsidiary Guarantor (the “Subject Subsidiary”) to pay dividends or make other distributions with respect to any of its Stock or to make or repay loans or advances to the Company or any other Subsidiary that is a direct or indirect parent of the Subject Subsidiary, provided that the foregoing shall not apply to (a) restrictions and conditions imposed by (x) applicable laws and regulations, judgments and orders and other legal requirements, agreements with non-U.S. governments with respect to assets or businesses located in their jurisdiction, or condemnation or eminent domain proceedings or (y) by the Loan Documents or the Five Year Loan Documents (provided that any such restrictions or conditions contained in the Five Year Loan Documents are not more onerous than the restrictions and conditions contained in the Loan Documents) or any other agreement or instrument governing Indebtedness containing only such restrictions and conditions that are on terms substantially similar in all material respects to, or on terms not more restrictive than, any such encumbrances and/or restrictions under the Loan Documents, (b) restrictions and conditions existing on the date hereof or any extensions, renewals, amendments, modifications or replacements of any such restrictions and conditions so long as such extension, renewal, amendment, modification or replacement does not make such restriction or condition materially more restrictive on the Company or its Subsidiaries than the existing restriction or condition, (c) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or its assets) pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold (or such assets that are to be sold) and such sale is permitted hereunder, (d) customary restrictions and conditions imposed on the transfer of trademarked, copyrighted or patented materials or provisions in agreements that restrict the assignment of such agreements or any rights thereunder, (e) to the extent it may constitute a restriction governed by this Section 7.05, (x) customary waivers of or agreements to subordinate obligations with respect to subrogation, reimbursement rights, and similar obligations, pursuant to guarantees by the Company or any Subsidiary of the obligations of another Subsidiary, and (y) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock, (f) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Subsidiary, (g) customary provisions restricting the assignment of contracts, or assets subject to contracts, entered into in the ordinary course of business, (h) agreements governing any purchase money Liens or capital lease obligations otherwise permitted by this Agreement(in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereof), (i) restrictions with respect to cash collateral so long as the Lien in respect of such cash collateral is permitted under Section 7.02, (j) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any equity interests in such Subsidiary and (k) provisions contained in debt instruments, obligations or other agreements of any Subsidiary which are not otherwise permitted pursuant to clauses (a) through (j) of this Section 7.05, provided that the aggregate investment of the

Company in all Subsidiaries restricted by provisions permitted by this clause, and/or (to the extent the relevant restrictions only relate to certain assets covered by the relevant instrument or agreement) the aggregate value of the assets restricted by provisions permitted by this clause, in each case determined in accordance with GAAP, shall at no time exceed the greater of (x) $100,000,000 or (y) 3.0% of the total consolidated tangible assets of the Company and its Subsidiaries at such time.
7.06    Transactions with Affiliates.
The Company will not become, or permit any of its Subsidiaries to become, a party to any material transaction with any Affiliate of the Company on a basis less favorable in any material respect than if such transaction were not with an Affiliate of the Company; provided, however, that the foregoing provisions of this Section 7.06 shall not prohibit the any Loan Party or any of their respective Subsidiaries from:
(i)    engaging in any transaction solely among the Loan Parties and their Subsidiaries;
(ii)    declaring or paying any dividends and distributions on any shares of the Company’s Stock;
(iii)    making any payments on account of the purchase, redemption, retirement or acquisition of (A) any shares of the Company’s Stock or (B) any option, warrant or other right to acquire shares of the Company’s Stock, including any payment payable in shares of such Stock; or
(iv)    paying or granting reasonable compensation, indemnities, reimbursements and benefits to any director, officer, employee or agent of a Loan Party or any Subsidiary.
7.07    Line of Business.
The Company will not engage or permit any of its Subsidiaries to engage in any business that would materially change the nature of the business of the Company and its Subsidiaries taken as a whole from that in effect on the Closing Date, except for the vertical, horizontal or geographical expansion of any business of the Company or any of its Subsidiaries conducted on the Closing Date and other business reasonably related to any business conducted by the Company or any Subsidiary on the Closing Date, in each case whether under the Tiffany & Co. name or otherwise. Any such expansion may include, but shall not be limited to, additional manufacturing of jewelry products, trading in and processing of diamonds and the acquisition/operation of additional retail operations under other tradenames.
7.08    Sanctions. No Borrower will, directly or, to the knowledge of the Company after exercising commercially reasonable due diligence, indirectly (including through a Subsidiary or joint venture partner), use the proceeds of any Credit Extension to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity party to this Agreement, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise, of Sanctions.
7.09    Anti-Corruption Laws.
No Borrower will, directly or, to the knowledge of the Company after exercising commercially reasonable due diligence, indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    The failure of any Borrower to make any principal payment on any Loan or any reimbursement obligation in respect of any L/C Advance in the required currency when due and payable; or
(b)    The failure of any Borrower to make payment of any installment of interest on any Loan or any fee or other amount payable under or in respect of any Loan Document (other than an amount referred to in subsection (a) of this Article) on the date when due and payable and such default shall continue unremedied for a period of three Business Days after the same shall have become due; or
(c)    The failure of the Company or any Borrower to observe or perform any covenant or agreement contained in Section 6.01 (to the extent relating to the maintenance of the existence of any Loan Party only), 6.07(g)(i), (ii) and (iv), 6.11, 6.12, or 6.13 or in Article 7; or
(d)    The failure of the Company or any Borrower to observe or perform any other covenant or agreement contained in this Agreement or any other Loan Document, and such failure shall have continued unremedied for a period of 30 days after any Responsible Officer shall have become aware of such failure; or
(e)    Any representation or warranty of any Loan Party (or of any of its officers on its behalf) made in any Loan Document or in any certificate, report, or financial statement delivered on or after the date hereof pursuant to any Loan Document, shall in any such case prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made or deemed made; or
(f)    Liabilities and/or other obligations in an aggregate amount in excess of $40,000,000 of the Company or any of its Subsidiaries on a Consolidated basis (other than the obligations hereunder and Intercompany Debt), whether as principal, guarantor, surety or other obligor, for the payment or purchase of any Indebtedness, (A) shall become or shall be declared to be due and payable prior to the expressed maturity thereof (unless such acceleration shall have thereafter been unconditionally rescinded or annulled prior to the time that the Aggregate Commitments have been terminated or the Loans have become or been declared due and payable), or (B) shall not be paid when due or within any grace period for the payment or purchase thereof; provided that this clause (f) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any conversion, repurchase or redemption of any Indebtedness scheduled by the terms thereof to occur on a particular date, any conversion of any Indebtedness initiated by a holder thereof pursuant to the terms thereof or any optional prepayment, repurchase or redemption of any Indebtedness, in each case not subject to any contingent event or condition related to the creditworthiness, financial performance, financial condition or ownership of any Loan Party or any Subsidiary or (iii) any repurchase or redemption of any Indebtedness pursuant to any put option exercised by the holder of such Indebtedness; provided that such put option is exercisable at times specified in the terms of such Indebtedness and not by its terms solely as a result of any contingent event or condition related to the creditworthiness, financial performance, financial condition or ownership of the Company or the applicable Subsidiaries; or
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver-manager, trustee, custodian, sequestrator, conservator, monitor or similar official for the Company or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered, or any analogous procedure or step shall be taken in relation to the Company or any of its Subsidiaries in any jurisdiction; or
(h)    the Company or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, arrangement or other relief under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (including any proceeding under applicable corporate law seeking a compromise or arrangement of, or stay of proceedings to enforce, some or all of the debts of such Person), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (g) of this Article, (iii) apply for or consent to the appointment of a receiver, receiver and manager, trustee, custodian, sequestrator, conservator, monitor or similar official for the Company or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing, (vii) suspend or discontinue its business (except as may otherwise be expressly permitted herein), or (viii) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or any analogous procedure or step shall be taken in relation to the Company or any of its Subsidiaries in any jurisdiction; or
(i)    Judgments or decrees in an aggregate amount in excess of $40,000,000 on a Consolidated basis against the Company and/or any of its Subsidiaries (except to the extent covered by insurance, with respect to which the applicable insurance company has not denied responsibility with respect to the applicable underlying claim) shall remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of 60 days; or
(j)    A Change of Control shall occur; or
(k)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $40,000,000; or
(l)    Any Loan Document shall cease to be in full force and effect (except in accordance with its terms), or any Loan Party shall disavow in writing any of its obligations thereunder; or
(m)    The occurrence of an Event of Default under, and as defined in, the Five Year Credit Agreement, provided that such Event of Default under this subsection (m) shall cease to constitute an Event of Default under this subsection (m) if such Event of Default under, and as defined in, the Five Year Credit Agreement, shall be waived in accordance with the terms of the Five Year Credit Agreement.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c)    require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto).
(d)    exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03    Collection Allocation Mechanism.
Upon the date after the occurrence and during the continuance of an Event of Default that the Specified Obligations (as defined below) are declared to be immediately due and payable (the “CAM Exchange Date”) (a) the principal amount of each Loan denominated in an Alternative Currency shall automatically and without further action required, be converted into Dollars determined using the Spot Rates calculated as of the CAM Exchange Date, equal to the Dollar Equivalent of such amount and on and after such date all amounts accruing and owed to any Lender in respect of such Loans shall accrue and be payable in Dollars at the rates otherwise applicable hereunder and (b) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Specified Obligations such that, in lieu of the interests of each Lender in the particular Specified Obligations that it shall own as of such date and prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Specified Obligation.  Each Lender, each person acquiring a participation from any Lender as contemplated by Section 11.06 and each Borrower hereby consents and agrees to the CAM Exchange.  Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of any Specified Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph).
In the event that, on or after the CAM Exchange Date, the aggregate amount of the Specified Obligations shall change as a result of the making by an L/C Issuer of an L/C Borrowing that is not reimbursed by the applicable Borrower, then (a) each Lender shall, in accordance with Section 2.03(d), promptly purchase from such L/C Issuer the Dollar Equivalent of a participation in such L/C Borrowing in the amount of such Lender’s Applicable Percentage of such L/C Borrowing (without giving effect to the CAM Exchange), (b) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such L/C Borrowing and the purchase of participations therein by the Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Specified

Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Specified Obligations and (c) in the event distributions shall have been made in accordance with the preceding paragraph, the Lenders shall make such payments to one another in Dollars as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each L/C Borrowing been outstanding on the CAM Exchange Date.  Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.
As used in this Section 8.03:
“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in this Section 8.03.
“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Spot Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders immediately prior to such CAM Exchange Date.
“Specified Obligations” means Obligations consisting of the principal of and interest on Loans, reimbursement obligations in respect of Swing Line Loans and L/C Obligations (including interest accrued thereon), and fees.
8.04    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and reasonable disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03 and 2.17; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX.
ADMINISTRATIVE AGENT

9.01    Appointment and Authority.
Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in Section 11.01 or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or an L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent provided that each such sub‑agent (x) that shall have any duties with respect to a French Borrower shall not be incorporated, domiciled, established or acting through an office situated in a Non‑Cooperative Jurisdiction and (y) shall be bound by Section 11.07. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties that are not incorporated, domiciled, established or acting through an office situated in a Non‑Cooperative Jurisdiction. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent. (a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the written consent of the Company if no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York and shall not be incorporated, domiciled, established or acting through an office situated in a Non‑Cooperative Jurisdiction. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring

Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint, with the written consent of the Company if no Event of Default has occurred and is continuing, a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, with the written consent of the Company if no Event of Default has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
9.10    Guaranty Matters. (a) Each of the Lenders and the L/C Issuers irrevocably authorize the Administrative Agent to (and upon the Company’s written request, the Administrative Agent shall) release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty (upon which such Subsidiary shall cease to be a Subsidiary Guarantor), pursuant to documentation reasonably requested by the Company at the Company’s sole expense, (x) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, or (y) if such Person ceases, or substantially contemporaneously with the release of its Subsidiary Guaranty hereunder (as evidenced by a certificate of the Company confirming such release) will cease, to be, or at such time is not, a guarantor of other Indebtedness (except Permitted Guaranteed Indebtedness) of the Company. “Permitted Guaranteed Indebtedness” means Indebtedness (other than for borrowed money) of the Company in an aggregate principal amount not to exceed $20,000,000.
(b)    Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
(c)    Notwithstanding anything herein to the contrary, upon a Subsidiary Guarantor meeting the conditions set forth in clause (y) of Section 9.10(a) above, such Subsidiary Guarantor shall automatically (and with no further action required by the Administrative Agent or any Lender) be released from its obligations under the Subsidiary Guaranty (upon which such Subsidiary shall cease to be a Subsidiary Guarantor hereunder), and the Administrative Agent shall, pursuant to documentation reasonably requested by the Company at the Company’s sole expense, evidence and acknowledge such release; provided that any Subsidiary Guarantor designated as such by the Company in accordance with Section 6.10 shall not be so released unless the Company so directs the Administrative Agent.
ARTICLE X.
CONTINUING GUARANTY

10.01    Guaranty. The Company hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of any Designated Borrower to the Administrative Agent, the L/C Issuers and the Lenders (collectively, the “Guaranteed Parties”), and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Guaranteed Parties in connection with the collection or enforcement thereof, the “Guarantee Obligations”). The Administrative Agent’s books and records showing the amount of the Guarantee Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Company, and conclusive absent manifest error for the purpose of establishing the amount of the Guarantee Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guarantee Obligations or any instrument or agreement evidencing any Guarantee Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guarantee Obligations which might otherwise constitute a defense to the obligations of the Company under this Guaranty (other than full payment and performance), and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
10.02    Rights of Lenders. The Company consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guarantee Obligations; (c) apply such security and direct the order or manner of sale thereof as the Guaranteed Parties in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guarantee Obligations. Without limiting the generality of the foregoing, the Company consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Company under this Guaranty or which, but for this provision, might operate as a discharge of the Company under this Guaranty.
10.03    Certain Waivers. The Company waives (a) any defense arising by reason of any disability or other defense of any Designated Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of any Designated Borrower; (b) any defense based on any claim that the Company’s obligations exceed or are more burdensome than those of any Designated Borrower; (c) the benefit of any statute of limitations affecting the Company’s liability hereunder; (d) any right to proceed against the Designated Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Guaranteed Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Guaranteed Party; and (f) to the fullest extent permitted by Law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties (other than full payment and performance). The Company expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guarantee Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guarantee Obligations.
10.04    Obligations Independent. The obligations of the Company hereunder are those of primary obligor, and not merely as surety, and are independent of the Guarantee Obligations and the obligations of any other guarantor, and a separate action may be brought against the Company to enforce this Guaranty whether or not the Designated Borrower or any other person or entity is joined as a party.
10.05    Subrogation. The Company shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guarantee Obligations and any other amounts payable under this Guaranty have been paid and performed in full (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claims have been made) and the Commitments are terminated. If any amounts are paid to the Company in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Guaranteed Parties to reduce the amount of the Obligations, whether matured or unmatured.
10.06    Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guarantee Obligations now or hereafter existing and shall remain in full force and effect until all Guarantee Obligations and any other amounts payable under this Guaranty are paid in full in cash (other than unasserted indemnification, tax gross-up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made) and the Commitments are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Designated Borrower or the Company is made, or any of the Guaranteed Parties exercises its right of setoff, in respect of the Guarantee Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Guaranteed Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Guaranteed Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Company under this paragraph shall survive termination of this Guaranty.
10.07    Subordination. The Company hereby subordinates the payment of all obligations and indebtedness of each Designated Borrower owing to the Company, whether now existing or hereafter arising, including but not limited to any obligation of such Designated Borrower to the Company as subrogee of the Guaranteed Parties or resulting from the Company’s performance under this Guaranty, to the payment in full in cash of all Obligations. If the Guaranteed Parties so request, any such obligation or indebtedness of such Designated Borrower to the Company shall be enforced and performance received by the Company as trustee for the Guaranteed Parties and the proceeds thereof shall be paid over to the Guaranteed Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Company under this Guaranty.
10.08    Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Company or any Designated Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Company immediately upon demand by the Guaranteed Parties.
10.09    Condition of Designated Borrowers. The Company acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Designated Borrower and any other guarantor such information concerning the financial condition, business and operations of such Designated Borrower and any such other guarantor as the Company requires, and that none of the Guaranteed Parties has any duty, and the Company is not relying on the Guaranteed Parties at any time, to disclose to the Company any information relating to the business, operations or financial condition of any Designated Borrower or any other guarantor (the Company waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).
ARTICLE XI.
MISCELLANEOUS

11.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) (except pursuant to a reallocation of one or more Individual Currency Commitments of such Lender to its Core Currency Commitment pursuant to Section 2.06(b)) without the written consent of such Lender;

(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement or to the calculation of any financial covenant shall not constitute a reduction in the rate of interest or fees for the purposes of this clause (d), notwithstanding the fact that such amendment or modification actually results in such a reduction); provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;
(e)    change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)    amend Section 1.06 or the definition of “Alternative Currency” or “Core Currency” or “Non-Core Currency” without the written consent of each Lender (except through the operation of Section 1.06 and the definitions “Core Currency” of “Non-Core Currency”, which provide for the inclusion of additional currencies pursuant to the terms thereof);
(g)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or
(h)    release the Company from the Company Guaranty without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) this Agreement may be amended with only the written consent of the Administrative Agent and the Borrowers solely to effect technical or jurisdiction specific amendments relating to (A) the availability of Eurocurrency Rate Loans in an additional currency approved by the Administrative Agent and the Lenders in accordance with Section 1.06 or (B) the designation of a Foreign Subsidiary as a Designated Borrower approved by the Administrative Agent and the Lenders in accordance with

Section 2.14. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
11.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Company or any other Loan Party, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, an L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the

Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Individual Currency Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as reasonably understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reasonable reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Company shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out‑of‑pocket expenses incurred by an L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented out-of-pocket fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Company. Each of the Borrowers to the extent of its Proportionate Share and the Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01 or Section 2.08(e)), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity(in the case of any of the foregoing clauses (i)-(iii)) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by the Company or any other Loan Party against an

Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute among Indemnitees other than any claims against any Arranger or Administrative Agent in its capacity or in fulfilling its role as such and other than any claims arising out of any act or omission on the part of the Company or its Affiliates. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Company for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), each L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time or, in the event that no Lender shall have any Total Credit Exposure at such time, as of the last time at which any Lender had a Total Credit Exposure) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, in the event that no Lender shall have any Total Credit Exposure at such time, as of the last time at which any Lender had a Total Credit Exposure), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other party hereto shall have, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages (which may include special, indirect, consequential or punitive damages asserted against any such party hereto by a third party)) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent judgment.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
(g)     Swiss Limitation. If and to the extent a Swiss Borrower becomes liable under this Agreement or any other Loan Document for obligations (including, for the avoidance of doubt, the obligations under this Section 11.04) of any other Loan Party (other than the wholly owned direct or indirect subsidiaries of the Swiss Borrower) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Borrower or would otherwise be restricted under Swiss law and practice then applicable (the “Swiss Restricted Obligations”), such Swiss Borrower's aggregate liability for Swiss Restricted Obligations shall not exceed the amount of the Swiss Borrower’s freely disposable equity in accordance with Swiss law, presently being the total shareholder equity less the total of (1) the aggregate share capital and (2) statutory reserves (including reserves for own shares and revaluations as well as capital surplus (agio)) (the “Swiss Freely Disposable Amount”).
The limitation set forth above shall only apply to the extent it is a requirement under applicable law at the time the Swiss Borrower is required to perform Swiss Restricted Obligations under this Agreement or any other Loan Document. Such limitation shall not free the Swiss Borrower from its obligations in excess of the Swiss Freely Disposable Amount, but merely postpone the performance date thereof until such times when the Swiss Borrower has again freely disposable equity and if and to the extent such freely disposable equity is available.
The Swiss Borrower shall take and cause to be taken all and any action, to the extent reasonably practical and possible, including, without limitation, (i) the passing of any shareholders’ resolutions to approve any payment or other performance under this Agreement or any other Loan Documents, (ii) the provision of an audited interim balance sheet, (iii) the provision of a confirmation from the auditors of the Swiss Borrower that a payment of the Swiss Borrower under this Agreement or the Loan Document in an amount corresponding to the Swiss Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, in order to allow a prompt payment of amounts owed by the Swiss Borrower under this Agreement or the Loan Documents as well as the performance by the Swiss Borrower of other obligations under this Agreement or the Loan Documents.
If so required under applicable law (including tax treaties) at the time it is required to make a payment under this Agreement, the Swiss Borrower:
(i)    shall use its best efforts to ensure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;
(ii)    shall deduct the Swiss Withholding Tax at such rate (being 35% on January 1, 2014) as in force from time to time if the notification procedure pursuant to sub-paragraph (i) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (i) applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and
(iii)    shall promptly notify the Administrative Agent and the applicable Lender(s) that such notification or, as the case may be, deduction has been made, and provide the Administrative Agent and such Lender(s) with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.
In the case of a deduction of Swiss Withholding Tax, the Swiss Borrower shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Agreement or any Loan Document, will, as soon as possible after such deduction:
(i)    request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and
(ii)    notify the Administrative Agent and the applicable Lender(s), and pay to such applicable Lender(s) upon receipt any amount so refunded.
The applicable Lender(s) shall co-operate with the Swiss Borrower to secure such refund.
11.05    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Core Currency Commitment, Individual Currency Commitments, Letter of Credit Commitment and Swing Line Commitment, and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Core Currency Commitment, L/C Commitment and Swing Line Commitment, and the Loans or contemporaneous assignments thereof to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate and the Committed Loans at the time owing to it, (y) an assignment of any Non-Core Currency Commitment or Individual Currency Loans or (z) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, (x) the aggregate amount of the Core Currency Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Core Currency Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 and (y) the aggregate amount of a L/C Commitment or a Swing Line Commitment shall not be less than $5,000,000 unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Core Currency Commitment or Individual Currency Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non‑pro rata basis and this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of each L/C Issuer and the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of the Core Currency Commitments or participations in respect of Letters of Credit or Swing Line Loans.
(D)    notwithstanding Section 11.06(b)(iii)(A), it shall be reasonable for the Company to withhold consent to an assignment by a Lender of a Commitment to a Swiss Borrower or any loan made to a Swiss Borrower if the proposed assignment or transfer would result in a breach of the Swiss Non-Bank Rules.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Core Currency Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)    if the applicable Borrower is a French Borrower:
(A)    no transfer of Lender’s rights and/or obligations under the Loan Documents in relation to a Loan may be effected to a Person incorporated, domiciled, established or acting through an office situated in (i) a Non‑Cooperative Jurisdiction or (ii) a jurisdiction that has not committed to, or not substantially implemented, the internationally agreed standard according to the “grey” and “black” last list published by the OECD (Organization for Economic Cooperation and Development) at the time of the transfer, without the prior consent of the Company; and
(B)    the new Lender may, if it considers it necessary to make the transfer effective as against third parties and at its own costs, arrange for it to be notified by way of signification to the relevant French Borrower in accordance with article 1690 of the French Code Civil.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.08(e), 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) any sale of any participation by a Lender of a Commitment to a Swiss Borrower or any loan to a Swiss Borrower shall require the consent of the Company if the proposed sale would result in a breach of the Swiss Non‑Bank Rules. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.08(e), 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 2.08(e)(v) or Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 2.08(e), 3.01or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Notwithstanding the foregoing, any such pledge or assignment of Lender's rights under this Agreement in relation to an Individual Currency Loan in Swiss Francs may not be made without the consent of the Company.
(f)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Core Currency Commitment pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
11.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
11.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits in (i) trust or other fiduciary accounts (to the extent of amounts held therein in trust in the ordinary course of business on behalf of third parties that are not Loan Parties), (ii) payroll accounts, (iii) health savings accounts and worker’s compensation accounts, (iv) withholding tax accounts, (v) zero balance accounts used in the ordinary course of business and (vi) collateral accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be unmatured (provided that all such amounts set off against such unmatured obligations are actually applied to and reduce such obligations) or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents, together with all fees, charges and other amounts that are treated as interest under applicable Law, shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. There are no oral agreements among the parties. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be as effective as delivery of a manually executed counterpart of this Agreement.
11.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13    Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender, a Protesting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.08(e), 3.01and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Sections 2.08(e) or 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
11.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE COMPANY, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND

(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arrangers nor any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Company and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.17    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Individual Currency Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
11.18    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a reasonable request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TIFFANY & CO.,
a Delaware corporation

By:	/s/ Ralph Nicoletti
Name:	Ralph Nicoletti
Title:	Executive Vice President - Chief Financial Officer

TIFFANY & CO. CANADA,
a Canadian corporation

By:	/s/ Ralph Nicoletti
Name:	Ralph Nicoletti
Title:	Vice President

TIFFANY & CO.,
a French corporation

By:	/s/ Michael W. Connolly
Name:	Michael W. Connolly
Title:	Authorized Signatory

TIFFANY & CO. (CR) S.R.O.,
a Czech limited liability company

By:	/s/ Leigh M. Harlan
Name:	Leigh M. Harlan
Title:	Executive

TIFFANY & CO. (CR) S.R.O.,
a Czech limited liability company

By:	/s/ Frederic P. Cumenal
Name:	Frederic P. Cumenal
Title:	Executive

Tiffany Four-Year Credit Agreement

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Liliana Claar
Name:	Liliana Claar
Title:	Vice President

Tiffany Four-Year Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C
Issuer and Swing Line Lender

By:	/s/ Jaime Eng Mariano
Name:	Jaime Eng Mariano
Title:	Vice President

Tiffany Four-Year Credit Agreement

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Mauricio Saishio
Name:	Mauricio Saishio
Title:	Director

Tiffany Four-Year Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Adrienne Young
Name:	Adrienne Young
Title:	Vice-President

Tiffany Four-Year Credit Agreement

THE BANK OF NEW YORK MELLON, as a
Lender

By:	/s/ Mark W. Rogers
Name:	Mark W. Rogers
Title:	Vice President

Tiffany Four-Year Credit Agreement

MIZUHO BANK, LTD., as Lender

By:	/s/ David Lim
Name:	David Lim
Title:	Authorized Signatory

Tiffany Four-Year Credit Agreement

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as Lender

By:	/s/ Robert Grillo
Name:	Robert Grillo
Title:	Director

Tiffany Four-Year Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Mark D. Rodgers
Name:	Mark D. Rodgers
Title:	Vice President

Tiffany Four-Year Credit Agreement

CITIBANK, N.A., as Lender

By:	/s/ Catherine Mitchell
Name:	Catherine Mitchell
Title:	Senior Vice President

Tiffany Four-Year Credit Agreement

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ James A. Knight
Name:	James A. Knight
Title:	Vice President

Tiffany Four-Year Credit Agreement

SANTANDER BANK, N.A., as Lender

By:	/s/ Justin Kleeberg
Name:	Justin Kleeberg
Title:	Executive Director

Tiffany Four-Year Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ James T. King
Name:	James T. King
Title:	Senior Vice President

Tiffany Four-Year Credit Agreement

SCHEDULE 1.01
EXISTING LETTERS OF CREDIT

NONE.

SCHEDULE 2.01
LIST OF CORE CURRENCY COMMITMENTS

Lender	Core Currency Commitment	Core Currency Commitment Percentage	Aggregate Commitment Percentage
Bank of America, N.A.	$19,500,000	7.00%	11.20%
The Bank of New York Mellon	$34,500,000	12.39%	11.20%
JPMorgan Chase Bank, N.A.	$17,000,000	6.10%	11.20%
Mizuho Bank, Ltd.	$33,000,000	11.85%	11.20%
U.S. Bank National Association	$25,000,000	8.98%	10.00%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$32,500,000	11.67%	8.67%
Santander Bank, N.A.	$25,000,000	8.98%	8.67%
Wells Fargo Bank, N.A.	$32,500,000	11.67%	8.67%
Australia and New Zealand Banking Group Limited	$24,000,000	8.62%	6.40%
Citibank, N.A.	$24,000,000	8.62%	6.40%
The Bank of Nova Scotia	$11,500,000	4.13%	6.40%
TOTAL:	$278,500,000	100%	100%

LIST OF L/C COMMITMENTS

Lender	L/C Commitment
Bank of America, N.A.	$75,000,000
TOTAL:	$75,000,000

SCHEDULE 2.01
LIST OF CORE CURRENCY COMMITMENTS

Lender	Core Currency Commitment	Core Currency Commitment Percentage	Aggregate Commitment Percentage
Bank of America, N.A.	$19,500,000	7.00%	11.20%
The Bank of New York Mellon	$34,500,000	12.39%	11.20%
JPMorgan Chase Bank, N.A.	$17,000,000	6.10%	11.20%
Mizuho Bank, Ltd.	$33,000,000	11.85%	11.20%
U.S. Bank National Association	$25,000,000	8.98%	10.00%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$32,500,000	11.67%	8.67%
Santander Bank, N.A.	$25,000,000	8.98%	8.67%
Wells Fargo Bank, N.A.	$32,500,000	11.67%	8.67%
Australia and New Zealand Banking Group Limited	$24,000,000	8.62%	6.40%
Citibank, N.A.	$24,000,000	8.62%	6.40%
The Bank of Nova Scotia	$11,500,000	4.13%	6.40%
TOTAL:	$278,500,000	100%	100%

LIST OF L/C COMMITMENTS

Lender	L/C Commitment
Bank of America, N.A.	$65,000,000
The Bank of New York Mellon	$10,000,000
TOTAL:	$75,000,000

LIST OF INDIVIDUAL CURRENCY COMMITMENTS

Canadian Dollars
Lender	Individual Currency Commitment
U.S. Bank National Association	$12,500,000
The Bank of Nova Scotia	$12,500,000

Czech Korona
Lender	Individual Currency Commitment
Santander Bank, N.A.	$7,500,000

Euro (France)
Lender	Individual Currency Commitment
JPMorgan Chase Bank, N.A.	$12,500,000
Bank of America, N.A.	$12,500,000

Hong Kong Dollars
Lender	Individual Currency Commitment
Mizuho Bank, Ltd.	$5,000,000

Korean Won
Lender	Individual Currency Commitment
Mizuho Bank, Ltd.	$4,000,000

Mexican Peso
Lender	Individual Currency Commitment
JPMorgan Chase Bank, N.A.	$12,500,000

Singapore Dollars
Lender	Individual Currency Commitment
The Bank of New York Mellon	$7,500,000

Swiss Francs
Lender	Individual Currency Commitment
Bank of America, N.A.	$10,000,000

SCHEDULE 5.05

LIST OF LITIGATION

NONE.

Schedule 5.05

SCHEDULE 7.01

LIST OF EXISTING INDEBTEDNESS

Part 1

1.
Guarantees provided by Tiffany and Company, Tiffany & Co. International, and Tiffany & Co. Japan Inc. of the indebtedness under the $100,000,000 9.05% Series A Senior Notes due 2015 issued by the Company.

2.
Guarantees provided by Tiffany and Company, Tiffany & Co. International, and Tiffany & Co. Japan Inc. of the indebtedness under the $150,000,000 4.4% Series B-P Senior Notes due 2042 issued by the Company.

3.
Guarantees provided by Tiffany and Company, Tiffany & Co. International, and Tiffany & Co. Japan Inc. of the indebtedness under the $125,000,000 10% Series A-2009 Senior Notes due 2017 issued by the Company.

4.
Guarantees provided by Tiffany and Company, Tiffany & Co. International, and Tiffany & Co. Japan Inc. of the indebtedness under the $125,000,000 10% Series B-2009 Senior Notes due 2019 issued by the Company.

5.
Guarantees provided by Tiffany and Company, Tiffany & Co. International, and Tiffany & Co. Japan Inc. of the indebtedness under the $50,000,000 10% Series A Senior Notes due 2018 issued by the Company.

6.
Guarantees provided by Tiffany and Company, Tiffany & Co. International, and Tiffany & Co. Japan Inc. of the indebtedness under the $100,000,000 4.4% Series B-M Senior Notes due 2042 issued by the Company.

7.	Guarantees provided by Tiffany and Company, Tiffany & Co. International, and Tiffany & Co. Japan Inc. of the indebtedness under the ¥10,000,000,000 1.72% Senior Notes due 2016 issued by the Company.

8.	Guarantees provided by Tiffany and Company, Tiffany & Co. International, and Tiffany & Co. Japan Inc. of the indebtedness under the $250,000,000 3.8% Senior Notes due 2024 issued by the Company.

9.	Guarantees provided by Tiffany and Company, Tiffany & Co. International, and Tiffany & Co. Japan Inc. of the indebtedness under the $300,000,000 4.9% Senior Notes due 2044 issued by the Company.

Schedule 7.01

Part 2

1.	BRL 8,750,000 uncommitted line of credit provided to Tiffany-Brasil Ltda. by Banco J.P. Morgan S.A.

2.	RMB equivalent of $35,000,000 credit line provided to Tiffany & Co. (Shanghai) Commercial Company Limited by Mizuho Corporate Bank (China) Ltd., Shanghai Branch.

3.	RMB equivalent of $37,500,000 credit line provided to Tiffany & Co. (Shanghai) Commercial Company Limited by Bank of America, N.A.

4.	RMB equivalent of $150,000,000 credit line provided to Tiffany & Co. (Shanghai) Commercial Company Limited by Mizuho Corporate Bank (China), Ltd. as agent, and the lenders party thereto.

5.	$2,520,000 credit line provided to Laurelton Diamonds (Botswana) (Proprietary) Limited by Standard Chartered Bank Botswana Limited.

6.	$2,000,000 credit line provided to Laurelton Diamonds South Africa (Proprietary) Limited by Standard Chartered Bank Johannesburg Branch.

7.	$300,000 credit line provided to Laurelton-Reign Diamonds (Proprietary) Limited by Standard Chartered Bank Johannesburg Branch.

8.	CAD $1,000,000 credit line provided to Tiffany & Co. Canada by HSBC Bank Canada.

9.	Various letters of credit issued to Subsidiaries of the Company ($49,287,313 and $25,670,378 aggregate outstanding and available, respectively.)

10.	$40,000,000 credit line to be provided to Tiffany Russia LLC by one or more lenders.

Stated principal amounts outstanding are as of September 30, 2014, unless stated otherwise.

Schedule 7.01

SCHEDULE 7.02

LIST OF EXISTING LIENS

NONE

Schedule 7.02

SCHEDULE 11.02
ADMINISTRATIVE AGENT'S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

COMPANY
and DESIGNATED BORROWERS:

Tiffany & Co.
15 Sylvan Way
Parsippany, New Jersey 07054
Attention: Vice President - Treasurer
Telephone: ###-###-###
Facsimile: ###-###-###
###

With a copy to:

Tiffany & Co.
200 Fifth Avenue
New York, New York 10010
Attention: Senior Vice President, Secretary & General Counsel
Telephone: ###-###-###
Facsimile: ###-###-###
###
###

BORROWERS:

Mailing Address:
c/o Tiffany & Co.
15 Sylvan Way
Parsippany, New Jersey 07054
Attention: Vice President - Treasurer
Telephone: ###-###-###
Facsimile: ###-###-###
###

With a copy to:

Tiffany & Co.
200 Fifth Avenue
New York, New York 10010
Attention: Senior Vice President, Secretary & General Counsel
Telephone: ###-###-###

1

Facsimile: ###-###-###
###
###

Taxpayer ID numbers:

Tiffany & Co.
13-3228013

Tiffany and Company
13-1387680

Tiffany & Co. International
06-1121432

Tiffany & Co. Japan Inc.
22-3176944

ADMINISTRATIVE AGENT:
Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.
101 N Tryon Street
Mail Code: TX1-492-14-04
Dallas, TX 75202-3714
Attention: ###
Telephone: ###-###-###
Facsimile: ###-###-###
Electronic Mail: ###

Account No. (for Dollars): ##########
Attn: Credit Services
Ref: Tiffany & Co.
ABA# ###-###-###

Account No. (for Euro): ########
Swift Address: ########
IBAN: ######################
Attn: Credit Services
Ref: Tiffany & Co.

2

Account No. (for Sterling): ########
Swift Address: ########
IBAN: ######################
London Sort Code: ##-##-##
Attn: Credit Services
Ref: Tiffany & Co.

Account No. (for Yen): ########
Swift Address: ########
Credit Services
Ref: Tiffany & Co.
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
555 California Street, 4th Floor
Mail Code: CA5-705-04-09
San Francisco, CA 94104
Attention: ###
Telephone: ###-###-###
Facsimile: ###-###-###
Electronic Mail: ###

L/C ISSUER:
Bank of America, N.A.

Trade Operations
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507
Attention: ###
Telephone: ###-###-###
Facsimile: ###-###-###
Electronic Mail: ###

3

SWING LINE LENDER:
Bank of America, N.A.
101 N Tryon Street
Mail Code: TX1-492-14-04
Dallas, TX 75202-3714
Attention: ###
Telephone: ###-###-###
Facsimile: ###-###-###
Electronic Mail: ###

Account No. (for Dollars): ##########
Attn: Credit Services
Ref: Tiffany & Co.
ABA# #########

4

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Four Year Credit Agreement, dated as of October 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Tiffany & Co., a Delaware corporation (the “Company”), the other Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties from time to time party thereto.
The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):
A Borrowing of Committed Loans     A conversion or continuation of Loans
1.    On ___________________________________________(a Business Day).
2.    In the amount of _________________________________.
3.    Comprised of ____________________________________.
[Type of Committed Loan requested]
4.    In the following currency: ________________________
5.    For Eurocurrency Rate Loans: with an Interest Period of ______ months.
6.    On behalf of ____________________________ [insert name of applicable Designated Borrower].
[7.    Funds are requested to be disbursed to:]
[insert account information]
The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01(a) of the Agreement.

TIFFANY & CO.
By:
Name:
Title:

A-1
Form of Committed Loan Notice

EXHIBIT A-2
FORM OF INDIVIDUAL CURRENCY LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Four Year Credit Agreement, dated as of October 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Tiffany & Co., a Delaware corporation (the “Company”), the other Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties from time to time party thereto.
The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):
A Borrowing of Individual Currency Loans
1.    On _________________________________(a Business Day).
2.    In the amount of _______________________.
4.    In the following currency: ________________________
5.    with an Interest Period of ___ months.
6.    On behalf of ____________________________ [insert name of applicable Designated Borrower].
[7.    Funds are requested to be disbursed to:]
[insert account information]
The Individual Currency Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01(b) of the Agreement.

TIFFANY & CO.
By:
Name:
Title:

A-2
Form of Individual Currency Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE
Date: ___________, _____

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:
Reference is made to that certain Four Year Credit Agreement, dated as of October 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Tiffany & Co., a Delaware corporation (the “Company”), the other Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties from time to time party thereto.
The undersigned hereby requests a Swing Line Loan:
1.    On __________________________________(a Business Day).
2.    In the amount of $_______________________.
3.    Funds are requested to be disbursed to:
[insert account information]
The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

TIFFANY & CO.
By:
Name:
Title:

B-1
Form of Swing Line Loan Notice

EXHIBIT C

FORM OF NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH AGREEMENT.
_____________________
FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered permitted assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Four Year Credit Agreement, dated as of October 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Tiffany & Co., a Delaware corporation, the other Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties from time to time party thereto.
The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Same Day Funds in the currency and to the location as provided in the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Company Guaranty. Reference is hereby made to the Agreement for a statement of all terms and conditions under which the Loans evidenced hereby are to be repaid. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, as applicable, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

Form of Note

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

TIFFANY & CO.
OR
[APPLICABLE DESIGNATED BORROWER]
By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______

Form of Note

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:

,
To:    Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Four Year Credit Agreement, dated as of October 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Tiffany & Co., a Delaware corporation (the “Company”), the other Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties from time to time party thereto.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _______________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    The Company has delivered the year-end audited financial statements required by Section 6.07(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report of the Accountants required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    The Company has delivered the unaudited financial statements required by Section 6.07(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries and have been prepared in accordance with GAAP (but without footnotes and subject to year-end adjustments).
2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by such financial statements.
3.    A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]
[to the best knowledge of the undersigned, during such fiscal period the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________, ____________.

TIFFANY & CO.
By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 6.11 - Leverage Ratio.

A.	Adjusted Debt:	$_______________
B.	EBITDAR for four consecutive fiscal quarters ending on above date (“Subject Period”)::	$_______________
C.	Leverage Ratio (Line I.A ÷ Line I.B):	___________ to 1
Maximum permitted:		3.50:1.00

II.	Section 6.12 - Fixed Charge Coverage Ratio.

A.	EBIT for Subject Period plus Rent Expense for Subject Period:	$_______________
B.	Rent Expense for Subject Period plus Interest Expense for Subject Period:	$_______________
C.	Fixed Charge Coverage Ratio (Line II.A ÷ Line II.B):	___________ to 1
Minimum required:		2.00:1.00

Form of Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I. EBITDAR
(in accordance with the definition of EBITDAR
as set forth in the Agreement)

EBITDAR			Quarter Ended ________	Quarter Ended ________	Quarter Ended ________	Quarter Ended ________	Twelve Months Ended ________
A.		Net earnings of the Company and its Subsidiaries on a Consolidated basis for the calculation period as determined in accordance with GAAP to the extent deducted in the calculation of such net earnings for such calculation period, the sum, without duplication, of the following:
B.	+	Interest Expense and financing costs
C.	+	Provision for income taxes
D.	+	Depreciation
E.	+	Amortization
F.	+	Rent Expense
G.	+
Extraordinary or nonrecurring noncash charges and expenses (including any impairment charges or write-offs or write-downs with respect to goodwill or other intangible assets and including any noncash restructuring charges)

Form of Compliance Certificate

H.	+	Extraordinary or nonrecurring cash charges and expenses in an aggregate amount not exceeding $50,000,000 after the date of the Agreement
I.	+	Any negative impact on net earnings of the Arbitration Award (including all amounts required to be paid by Tiffany under the Arbitration Award), in an aggregate amount not exceeding $500,000,000
J.	-
To the extent included in the calculation of such net earnings for the calculation period, nonrecurring non cash gains and any positive impact on net earnings of the Arbitration Award (including recovery of any amounts required to be paid thereunder), in an aggregate amount not exceeding $500,000,000 (or, if less, the aggregate amount added back in any prior period, without duplication, pursuant to I above)

EBITDAR

II. EBIT
(in accordance with the definition of EBIT
as set forth in the Agreement)

EBIT		Quarter Ended ________	Quarter Ended ________	Quarter Ended ________	Quarter Ended ________	Twelve Months Ended ________
A.	Net earnings of the Company and its Subsidiaries on a Consolidated basis for the calculation period as determined in accordance with GAAP
To the extent deducted in the

Form of Compliance Certificate

calculation of such net earnings for such calculation period, the sum, without duplication, of the following:
B.	+	Interest Expense and financing costs
C.	+	Provisions for income taxes
D.	+
Extraordinary or nonrecurring noncash charges and expenses (including any impairment charges or write-offs or write-downs with respect to goodwill or other intangible assets and including any noncash restructuring charges)

E.	+	Extraordinary or nonrecurring cash charges and expenses in an aggregate amount not exceeding $50,000,000 after the date of the Agreement
F.	+	Any negative impact on net earnings of the Arbitration Award (including all amounts required to be paid by Tiffany under the Arbitration Award), in an aggregate amount not exceeding $500,000,000
G.	-
To the extent included in the calculation of such net earnings for the calculation period, nonrecurring non cash gains and any positive impact on net earnings of the Arbitration Award (including recovery of any amounts required to be paid thereunder), in an aggregate amount not exceeding $500,000,000 (or, if less, the aggregate amount added back in any prior period, without

Form of Compliance Certificate

duplication, pursuant to F above)
EBITDAR

III. Adjusted Debt
(in accordance with the definition of Adjusted Debt
as set forth in the Agreement)

Adjusted Debt		Quarter Ended ________	Quarter Ended ________	Quarter Ended ________	Quarter Ended ________	Twelve Months Ended ________
	All Indebtedness of the Company and its Subsidiaries on a Consolidated basis	x	x	x	x	x
+	Rent Expense for the four consecutive fiscal quarter period ended immediately prior to such date or then ending in respect of which financial statements have been delivered
	Multiplied by 6	x	x	x	x	x

IV. Consolidated Net Worth
(in accordance with the definition of Consolidated Net Worth as set forth in the Agreement)

Consolidated Net Worth
Total stockholders’ equity of the Company and its subsidiaries on a Consolidated basis as determined in

Form of Compliance Certificate

accordance with GAAP
Plus (if negative) and minus (if positive) accumulated other comprehensive loss (gain), net of tax
+ The cumulative amount for the period commencing on February 1, 2014 and ending on the date of this Certificate (or, if such date is not a fiscal quarter end date, the immediately preceding fiscal quarter end date) of non recurring non cash charges and expenses added back to EBIT, net of taxes,

- The difference (if positive) between non cash gains and non cash losses for the period commencing on February 1, 2014 and ending on the date of this Certificate (or, if such date is not a fiscal quarter end date, the immediately preceding fiscal quarter end date), net of taxes

TOTAL:

Form of Compliance Certificate

EXHIBIT E-1
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

E-1 - 1
Form of Assignment and Assumption

assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.    Assignor[s]:    ______________________________

______________________________
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.    Borrower(s):    ______________________________

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    Four Year Credit Agreement, dated as of October 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Tiffany & Co., a Delaware corporation (the “Company”), the other Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties from time to time party thereto.

6.    Assigned Interest[s]:

E-1 - 2
Form of Assignment and Assumption

Assignor[s][5]	Assignee[s][6]	Commitment Assigned[7]	Aggregate Amount of such Commitment for all Lenders[8]	Amount of such Commitment Assigned	Percentage Assigned of such Commitment[9]	CUSIP Number

		__________	$____________	$________	__________%
		__________	$____________	$________	__________%
		__________	$____________	$________	__________%

[7.    Trade Date:    __________________]10
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]11

[NAME OF ASSIGNOR]

5 List each Assignor, as appropriate.

6 List each Assignee and, if available, its market entity identifier, as appropriate.

7 Fill in the appropriate terminology for the types of Loans under the Credit Agreement that are being assigned under this Assignment (e.g. “Core Currency Commitment”, “Individual Currency Commitments”, etc.).

8 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

10 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

E-1 - 3
Form of Assignment and Assumption

By:

Title:

[NAME OF ASSIGNOR]
By:

Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]
By:

Title:

[NAME OF ASSIGNEE]
By:

Title:

12 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

E-1 - 4
Form of Assignment and Assumption

[Consented to and][13] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Title:

[Consented to:]14

[___________________________]

By:
Title:

13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

14 To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

E-1 - 5
Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.07 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee, and (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date, to the extent such fee has not been waived pursuant to the terms of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it

E-1 - 6
Form of Assignment and Assumption

will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

E-1 - 7
Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

(See Attached)

E-2 - 1
Form of Administrative Questionnaire

EXHIBIT F

[RESERVED]

F - 1

EXHIBIT G

[FORM OF SUBSIDIARY GUARANTY]

G - 1
Form of Subsidiary Guaranty

EXHIBIT H

FORM OF DESIGNATED BORROWER
REQUEST AND ASSUMPTION AGREEMENT
Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Four Year Credit Agreement, dated as of October 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Tiffany & Co., a Delaware corporation (the “Company”), the other Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties from time to time party thereto, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Each of ______________________ (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.
The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.
The Designated Borrower will be limited to Loans and Letters of Credit denominated in the following [Core Currencies][Non-Core Currencies] (and will be a Permitted Borrower for each of the them), and in each other currency for which such Designated Borrower may be designated a Permitted Borrower from time to time:[list currencies].
Complete if the Designated Borrower is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Designated Borrower is _____________.
Complete if the Designated Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

H - 1
Form of Designated Borrower Request and Assumption Agreement

The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.
The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans or Letters of Credit for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.
This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.
THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF _____________.
IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:
Title:

TIFFANY & CO.

By:
Title:

H - 2
Form of Designated Borrower Request and Assumption Agreement

EXHIBIT I

FORM OF DESIGNATED BORROWER NOTICE

Date: ___________, _____

To:	Tiffany & Co.
The Lenders party to the Credit Agreement referred to below
Ladies and Gentlemen:
This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Four Year Credit Agreement, dated as of October 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Tiffany & Co., a Delaware corporation (the “Company”), the other Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties from time to time party thereto, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [_________________________] shall be a Designated Borrower and may receive Loans or Letters of Credit for its account on the terms and conditions set forth in the Credit Agreement; provided that, Loans to and Letters of Credit for the account of such Designated Borrower shall be denominated in the following [Core Currencies][Non-Core Currencies] (and such Designated Borrower will be a Permitted Borrower for each of the them), and in each other currency for which such Designated Borrower may be designated a Permitted Borrower from time to time:[list currencies].
This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A.,
as Administrative Agent
By:
Title:

I - 1
Form of Designated Borrower Notice

EXHIBIT J

[Reserved]

J - 1

EXHIBIT K-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Four Year Credit Agreement, dated as of October 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Tiffany & Co., a Delaware corporation (the “Company”), the other Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties from time to time party thereto.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or other applicable form. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date	___________, 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT K-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Four Year Credit Agreement, dated as of October 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Tiffany & Co., a Delaware corporation (the “Company”), the other Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties from time to time party thereto.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or other applicable form. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date	___________, 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT K-3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Four Year Credit Agreement, dated as of October 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Tiffany & Co., a Delaware corporation (the “Company”), the other Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties from time to time party thereto.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or other applicable form or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or other applicable form from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date	___________, 20[ ]

Form of U.S. Tax Compliance Certificate

EXHIBIT K-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Four Year Credit Agreement, dated as of October 7, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Tiffany & Co., a Delaware corporation (the “Company”), the other Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or other applicable form or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or other applicable form from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date	___________, 20[ ]

K - 4
Form of U.S. Tax Compliance Certificate